EXHIBIT 10.1

EVOS RESTAURANT FRANCHISE AGREEMENT
DATED DECEMBER 14, 2005

TABLE OF CONTENTS
Page

1.        INTRODUCTION                                                                                                                   1

1.1.            The EVOS® System                                                                                                  1
1.2.            Acknowledgments                                                                                                      1
1.3.            Representations                                                                                                         2
1.4.            No Warranties                                                                                                           2
1.5.            Business Organization                                                                                               3

2.        GRANT AND TERM                                                                                                              4

2.1.            Grant of Franchise                                                                                                   4
2.2.            The Term                                                                                                                 4
2.3.            Trade Area                                                                                                              4
2.4.            Mass Gathering Locations                                                                                         4
2.5.            Rights We Reserve                                                                                                   5

3.        SITE SELECTION AND DEVELOPMENT                                                                               5

3.1.            Site Selection                                                                                                           5
3.2.            Relocation of the Site                                                                                                6
3.3.            Lease of Site                                                                                                            6
3.4.            Ownership and Financing                                                                                         10

4.        RESTAURANT DEVELOPMENT, DÉCOR AND OPERATING ASSETS                                  10

4.1.            Restaurant Development                                                                                           10
4.2.            Décor                                                                                                                     12
4.3.            Operating Assets and Restaurant Materials                                                                12
4.4.            Changes to Approved Suppliers                                                                                12
4.5.            Preferred Vendor Programs                                                                                     13
4.6.            Music and Other Audio and Visual Entertainment.                                                      13
4.7.            Restaurant Opening                                                                                                 14
4.8.            Market Introduction Program                                                                                    14

5.        FEES                                                                                                                                  15

5.1.            Initial Franchise Fee                                                                                                15
5.2.            Royalty                                                                                                                   15
5.3.            Electronic Funds Transfer                                                                                        15
5.4.            Definition of “Gross Sales.”                                                                                      15
5.5.            Interest on Late Payments                                                                                        15
5.6.            Late Payment Penalties                                                                                            16
5.7.            Application of Payments                                                                                           16
5.8.            Payment Offsets                                                                                                      16

6.        TRAINING AND ASSISTANCE                                                                                              16

6.1.            Initial Training                                                                                                          16
6.2.            Periodic Training                                                                                                      17
6.3.            General Guidance                                                                                                    17

7.        MARKS                                                                                                                                18

7.1.            Ownership and Goodwill of Marks  and Copyrights                                                       18
7.2.            Creation or Commissioning of Copyrights                                                                    18
7.3.            Limitations on Your Use of Marks and Copyrights                                                         19
7.4.            Notification of Infringements and Claims                                                                      19
7.5.            Discontinuance of Use of Marks                                                                                  19
7.6.            Indemnification                                                                                                          19

8.        CONFIDENTIAL INFORMATION                                                                                             20

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8.1.            Types of Confidential Information                                                                                20
8.2.            Disclosure and Limitations on Use                                                                               20
8.3.            Confidentiality Obligations                                                                                           21
8.4.            Exceptions to Confidentiality                                                                                        21

9.        EXCLUSIVE RELATIONSHIP                                                                                                  21

9.1.            Competitive Activities                                                                                                  21
9.2.            Competitive Business                                                                                                 22
9.3.            Employee Retention                                                                                                   22

10.      OPERATION AND SYSTEM STANDARDS                                                                              23

10.1.          Operations Manual                                                                                                     23
10.2.          Compliance with System Standards                                                                             23
10.3.          Modification of System Standards                                                                                25
10.4.          Interior and Exterior Upkeep                                                                                        25
10.5.          Hours of Operation                                                                                                     25
10.6.          Accounting, Computers and Records                                                                           25
10.7.          Trade Accounts and Taxes                                                                                          26
10.8.          Proprietary Materials                                                                                                  26
10.9.          Approved Products                                                                                                     26
10.10.        Management                                                                                                              26
10.11.        Personnel                                                                                                                  26
10.12.        Other Services                                                                                                           27

11.      ADVERTISING AND PROMOTION                                                                                          27

11.1.          Establishment of System Fund                                                                                     27
11.2.          Use of the Funds                                                                                                        28
11.3.          Accounting for the Fund                                                                                              28
11.4.          System Fund Limitations                                                                                             28
11.5.          Local Advertising and Promotion                                                                                 29
11.6.          Co-op Participation and Contributions                                                                         29
11.7.          Websites                                                                                                                  29
11.8.          Promotion of the Franchise System                                                                             30

12.       RECORDS, REPORTS AND FINANCIAL STATEMENTS                                                        30

12.1.          Accounting System                                                                                                    30
12.2.          Reports                                                                                                                     30
12.3.          Access to Information                                                                                                31

13.       INSPECTIONS AND AUDITS                                                                                                31

13.1.          Our Right to Inspect the Restaurant                                                                             31
13.2.          Our Right to Audit                                                                                                      32

14.       TRANSFER                                                                                                                          32

14.1.          By Us                                                                                                                       32
14.2.          By You                                                                                                                     32
14.3.          Conditions for Approval of Transfer                                                                             33
14.4.          Transfer to a Business Entity                                                                                      34
14.5.          Transfer Upon Death or Disability                                                                               34
14.6.          Operation Upon Death or Disability                                                                             35
14.7.          Effect of Consent to Transfer                                                                                      35
14.8.          Our Right of First Refusal                                                                                           35

15.       SUCCESSOR TERMS                                                                                                          36

15.1.          Acquisition                                                                                                               36
15.2.          Grant                                                                                                                       37
15.3.          Agreements/Releases                                                                                               37
15.4.          Training and Refresher Programs                                                                              38
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      15.5.          Fees and Expenses                                                                                                  38
15.6.          Subsequent Successor Franchises                                                                            38

16.      TERMINATION OF AGREEMENT                                                                                          38

16.1.          Termination of Service                                                                                              38
16.2.          On Notice                                                                                                                38
16.3.          After Notice                                                                                                             40

17.      RIGHTS AND OBLIGATIONS UPON TERMINATION                                                             41

17.1.          Payment of Amounts Owed To Us                                                                             41
17.2.          Marks                                                                                                                     41
17.3.          Confidential Information                                                                                           42
17.4.          Competitive Restrictions                                                                                           42
17.5.          Our Right to Purchase                                                                                             42
17.6.          Continuing Obligations                                                                                             44
17.7.          Buyout Option                                                                                                         44

18.       RELATIONSHIP OF THE PARTIES/INDEMNIFICATION                                                       45

18.1.          Independent Contractors                                                                                         45
18.2.          No Liability for Acts of Other Party                                                                           45
18.3.          Taxes                                                                                                                     46
18.4.          Indemnification                                                                                                       46

19.       ENFORCEMENT                                                                                                                46

19.1.          Severability; Substitution of Valid Provisions                                                             46
19.2.          Waivers                                                                                                                 46
19.3.          Limitation of Liability                                                                                               47
19.4.          Approval and Consents                                                                                           47
19.5.          Waiver of Punitive Damages                                                                                   47
19.6.          Limitations of Claims                                                                                              47
19.7.          Governing Law                                                                                                      47
19.8.          Jurisdiction                                                                                                           48
19.9.          Waiver of Jury Trial                                                                                               48
19.10.        Cumulative Remedies                                                                                             48
19.11.        Costs and Attorneys Fees                                                                                      48
19.12.        Binding Effect                                                                                                       48
19.13.        Entire Agreement                                                                                                  48
19.14.        No Liability to Others; No Other Beneficiaries                                                          48
19.15.        Construction                                                                                                         48
19.16.        Certain Definitions                                                                                                49
19.17.        Timing is of the Essence                                                                                       49

20.        DISPUTE RESOLUTION                                                                                                 49

20.1.          Mediation                                                                                                             49
20.2.          Agreement to Arbitrate                                                                                          49
20.3.          Place and Procedure                                                                                            50
20.4.          Awards and Decisions                                                                                          50
20.5.          Specific Performance                                                                                           50
20.6.          Third Parties                                                                                                         50
20.7.          Survival                                                                                                                50

21.        NOTICES AND PAYMENTS                                                                                            51

EXHIBITS
EXHIBIT A             GLOSSARY
EXHIBIT B             TRAINING PROGRAM WAIVER AND RELEASE
EXHIBIT C             OTHER SERVICES

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EVOS® RESTAURANT
FRANCHISE AGREEMENT

THIS FRANCHISE AGREEMENT (this “Agreement”) is effective as of December 14th, 2005 (the “Agreement Date”).  The parties to this Agreement are EVOS USA, INC., a Florida corporation, with its principal business address at 609 South Howard Ave., Tampa, Fl. 33606 (referred to in this Agreement as “we,” “us” or “our”), and HEALTHY FAST FOOD, INC., whose principal business address is 1075 American Pacific - Suite C, Henderson, NV  89074 (referred to in this Agreement as “you,” “your” or “Franchise Owner”).

1.  INTRODUCTION.  Various terms are defined in context throughout this Agreement, and a glossary is attached as Exhibit “A” for convenience.

1.1.  The EVOS® System.  We and our affiliates have expended considerable time and effort in developing the EVOS® concept which specializes in serving healthier fast food in a fast-casual environment (each an “EVOS® Restaurant” or “Restaurant”).  EVOS® Restaurants operate under the Marks and Copyrights and under distinctive business formats, employee selection and training programs, methods, procedures, designs, layouts, signs, equipment, menus, use of certain soy-based products, recipes, trade dress, standards and specifications, all of which we may improve, further develop, change or replace or otherwise modify from time to time (the “System”).  We commission, use, promote and license in the operation of an EVOS® Restaurant certain trademarks, service marks and other commercial symbols, including the trade and service mark “EVOS®” and other associated logos, copyrighted works, designs, Art, trade dress, trademarks, service marks, commercial symbols, and e-names, which will gain or have gained and continue to gain public acceptance and goodwill, and may create, commission, use and license additional trademarks, service marks, e-names, copyrighted works, Art and commercial symbols in conjunction with the operation of EVOS® Restaurants (collectively, the “Marks”).  We grant to persons who meet our qualifications and are willing to undertake the investment and effort, a Franchise to own and operate an EVOS® Restaurant offering the products and services we authorize and approve and utilizing the Marks and the System.  You have applied for a Franchise to own and operate an EVOS® Restaurant.

1.2.  Acknowledgments.  You acknowledge and agree that:

(a)  you have read this Agreement and our Franchise Offering Circular;

(b)  you understand and accept the terms, conditions and covenants contained in this Agreement as being reasonably necessary to maintain our high standards of quality and service and the uniformity of those standards at each EVOS® Restaurant and to protect and preserve the goodwill of the Marks;

(c)  you have conducted an independent investigation of the business venture contemplated by this Agreement and recognize that, like any other business, the nature of the business conducted by an EVOS® Restaurant may evolve and change over time;

(d)  an investment in an EVOS® Restaurant involves business risks;

(e)  your business abilities and efforts are vital to the success of the venture and the success or failure of your Restaurant is predominately based on your skills in operating and managing it;

(f)  any information you acquire from other EVOS® Restaurant franchise owners relating to their sales, profits or cash flows does not constitute information obtained from us, nor do we make any representation as to the accuracy of any such information;

(g)  in all of their dealings with you, our officers, directors, employees and agents act only in a representative, and not in an individual, capacity.  All business dealings between you and such persons as a result of this Agreement are solely between you and us; and

(h)  we have advised you to have this Agreement reviewed and explained to you by an attorney.

1.3.  Representations.  As an inducement to our entry into this Agreement, you represent and warrant to us that:

(a)  all statements you have made and all materials you have submitted to us in connection with your purchase of the franchise are accurate and complete and that you have made no misrepresentations or material omissions in obtaining the franchise;

(b)  you will at all times faithfully, honestly and diligently perform your obligations, continuously exert your best efforts to promote and enhance the Restaurant and not engage in any other business or activity that conflicts with your obligations to operate the Restaurant in compliance with this Agreement;

(c)  you will comply with and/or assist us to the fullest extent possible in our efforts to comply with Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other present and future federal, state and local laws, ordinances, regulations, policies, lists and any other requirements of any governmental authority addressing or in any way relating to terrorist acts and acts of war (the “Anti-Terrorism Laws”);  and

(d)  neither you nor any of your owners, employees, or agents, property or interests are subject to being “blocked” under any of the Anti-Terrorism Laws and that neither you nor they are otherwise in violation of any of the Anti-Terrorism Laws.

Our approval of your request to purchase a franchise is made in reliance on all of your representations and warranties.  Any violation of these representations or warranties, or any Anti-Terrorism Laws by you or your owners, or your or your owners’ agents or employees, or any “blocking” of your or their assets under the Anti-Terrorism Laws, will constitute grounds for immediate termination of this Agreement and any other agreements you have entered into with us or any of our affiliates.

1.4.  No Warranties.  We expressly disclaim the making of, and you acknowledge that you have not received or relied upon, any warranty or guaranty, express or implied, as to the revenues, sales, profits or success of the business venture contemplated by this Agreement or the extent to which we will continue to develop and expand the network of EVOS® Restaurants.  You acknowledge and understand the following:

(a)  any statement regarding the potential or probable revenues, sales or profits of the business venture, or of any services, benefits or commitments we are to make available to you, are made solely in the Franchise Offering Circular delivered to you prior to signing this Agreement;

(b)  any statement regarding the potential or probable revenues, sales or profits of the business venture or statistical information regarding any existing EVOS® Restaurant owned by us or our affiliates or that is not contained in our Franchise Offering Circular is unauthorized, unwarranted and unreliable and should be reported to us immediately; and

(c)  you have not received or relied on any representations about us or our franchising program or policies made by us, or our officers, directors, employees or agents, that are contrary to the statements made in our Franchise Offering Circular or to the terms of this Agreement.  If there are any exceptions to any of the foregoing, you must: (i) immediately notify our President or such other officer as we may designate in written notice to you; and (ii) note such exceptions by attaching a statement of exceptions to this Agreement prior to signing it.

1.5.  Business Organization.  If you are at any time a business organization (“Business Entity”) (like a corporation, limited liability company or partnership) you agree and represent that:

(a)  you have the authority to execute, deliver and perform your obligations under this Agreement and are duly organized or formed and validly existing in good standing under the laws of the state of your incorporation or formation;

(b)  your organizational or governing documents will recite that the issuance and transfer of any ownership interests in you are restricted by the terms of this Agreement, and all certificates and other documents representing ownership interests in you will bear a legend referring to the restrictions of this Agreement;

(c)  the Principal Owners Statement will completely and accurately describe all of your owners and their interests in you.  A copy of our current form of Principal Owners Statement is attached to the Uniform Franchise Offering Circular;

(d)  you and your owners agree to revise the Principal Owners Statement as may be necessary to reflect any ownership changes and to furnish such other information about your organization or formation as we may request (no ownership changes may be made without our approval);

(e)  each of your owners during the Term will sign and deliver to us our standard form of Principal Owner’s Guaranty undertaking to be bound jointly and severally by all provisions of this Agreement and any other agreements between you and us.  A copy of our current form of Principal Owners Guaranty is attached to the Uniform Franchise Offering Circular; and

(f)  at our request, you will furnish true and correct copies of all documents and contracts governing the rights, obligations and powers of your owners and agents (like articles of incorporation or organization and partnership, operating or shareholder agreements).

2.            GRANT AND TERM

2.1.  Grant of Franchise.  You have applied for a franchise to own and operate an EVOS® Restaurant only at a location we have approved (the “Site”).  Subject to the terms of and upon the conditions contained in this Agreement, we grant you a franchise (the “Franchise”) to: (a) operate an EVOS® Restaurant at the Site, and at no other location; (b) use the Marks and Copyrights in connection with operating the Restaurant; and (c) use the System in its operation.

2.2.  The Term.  The term of the Franchise and this Agreement (the “Term”) begins on the Agreement Date and expires 10 years from the date your Restaurant opens for business (the “Opening Date”).  This Agreement may be terminated before it expires.

2.3.  Trade Area.  We grant you the right to an exclusive territory referred to as the Trade Area.  The “Trade Area” of your EVOS® Restaurant consists of the Site and the geographic area surrounding it indicated, or to be indicated on Exhibit C.  We may vary the size of Trade Areas to be granted to EVOS® Restaurants in our sole judgment, based on the circumstance and our judgment.  Other than MGL Sites, we will not approve a Site within the Trade Area of any other EVOS® Restaurant, whether it is franchised or owned by us.  Other than MGL Sites, as long as you are in compliance with this Agreement, we will not grant a franchise for, nor ourselves operate, an EVOS® Restaurant within your Trade Area.  Any MGL Site granted to others will not be deemed to be within your Trade Area.

2.4.  Mass Gathering Locations.  “Mass Gathering Locations” are places where large numbers of individuals congregate for various reasons, often due to transit, such as airports, cruise ship terminals, train stations, subway stations and the like, or for shopping purposes such as indoor and outdoor malls, outlet centers, town centers, and the like, or for purposes of entertainment like stadiums, amphitheaters, amusement parks, theme parks, boardwalks, private and governmental parks, historic sites, and the like.  If we determine that we want to develop and operate or grant the rights to an affiliate or other third party to develop and operate, an EVOS® Restaurant, or other kiosk or other limited services facility (collectively, a “MGLSite”) at a Mass Gathering Location within your Trade Area, we will first notify you of such intent and provide you a right of first refusal to enter into a Franchise Agreement with us for such MGL Site.  In order to exercise your option to obtain a Franchise to operate the MGL Site you must, within 30 days of the date we notify you of our intent to establish such MGL Site, comply with all of the following:

(a)  enter into our then current form of EVOS® Franchise Agreement for the MGL, which may contain terms and conditions different from the form of Franchise Agreement that we offer to EVOS® Restaurants that are not designated as MGL Sites;

(b)  pay to us our then current Franchise Fee for the MGL Site;

(c)  qualify under our then current Standards and Specifications for MGL Site franchise owners as meeting our qualifications to operate MGL Sites, which qualifications may differ from those of EVOS® Restaurant franchise owners who operate non-MGL Site EVOS® Restaurants; and

(d)  be in full compliance with this Agreement and all other agreements between you and us, and our affiliates.

We may offer you the opportunity to, instead of executing our then current form of Franchise Agreement for such MGL Site, operate such MGL Site under this Agreement.  If we do so, you must enter into an addendum to this Agreement indicating such, and thereafter your operation of the MGL Site will be deemed the same as, and will be treated the same as, the operation of your Restaurant.

2.5.  Rights We Reserve.  We (and our affiliates) retain the right in our sole discretion to ourselves or grant others the right:

(a)  to solicit prospective Franchise owners and grant other persons Franchises, or other rights to operate EVOS® Restaurants:  through national or regional advertising, trade shows or conventions, or using or through the Internet, Intranet or other forms of e-commerce or through similar means;

(b)  to own and operate EVOS® Restaurants ourselves or through affiliates anywhere, except your Trade Area;

(c)  sell, solicit, recruit and provide services for EVOS® Restaurants or any franchised business not defined as an EVOS® Restaurant in this Agreement;

(d)  to sell, and provide the services authorized for sale by, EVOS® Restaurants under the Marks or other trade names, trademarks, service marks and commercial symbols through similar or dissimilar channels (like telephone, mail order, kiosk, co-branded sites, at “Mass Gathering Locations,” grocery stores, and sites located within other retail businesses, stadiums, Intranet, Internet, websites, wireless, email or other forms of e-commerce) for distribution within and outside of your Trade Area and pursuant to such terms and conditions as we consider appropriate; and

(e)  to solicit prospective franchise owners for, and own and operate, businesses and restaurants of any other kind or nature, anywhere.

3.	SITE SELECTION AND DEVELOPMENT.

3.1.  Site Selection.  Within 180 days after signing this Agreement, you (with or without our assistance) must locate a Site that we (in our sole judgment) have approved and signed a lease that we have indicated is acceptable to us.  If you and we have agreed on a Site and Trade Area as of the date you sign this Agreement, it will be designated  on Exhibit C at this time.  Otherwise, they will be designated on Exhibit C upon our approval of the Site and Trade Area.  The Site must meet our criteria for the location of a Restaurant (which may or may not include demographic characteristics, traffic patterns, parking, character of neighborhood, competition from and proximity to other businesses and other EVOS® Restaurants, the nature of other businesses in proximity to the Site and other commercial characteristics and the size, appearance and other physical characteristics of the proposed Site, and any other factors or characteristics we consider appropriate).  Our criteria, and our evaluation of them, may vary periodically and from location to location. If you and we are unable to agree on a location for the Site, or you have not obtained a fully signed lease agreement for the Site, within 180 days of the Agreement Date, we may terminate this Agreement.  We will approve or disapprove a Site you propose for a Restaurant within 30 days after we receive from you a complete Site report and any other materials we request.  As part of our approval process, you must conduct and provide to us a site selection analysis performed by us or our designee.  The fee for one such site selection analysis is included with your Franchise Fee.  For the second and each subsequent site selection analysis, if requested by you or if deemed necessary and required by us, you must pay to us or our designee our then current site selection fee.  If you have not heard from us within such 30-day period, the Site is deemed disapproved.  No Site or Trade Area will be deemed approved by us until we provide to you Exhibit C with that Site and Trade Area designated in it and Exhibit C is signed by both you and us.  You acknowledge and agree that:

(a)  our recommendation or approval of the Site, and any information regarding the Site communicated to you, do not constitute a representation or warranty of any kind, express or implied, as to the suitability of the Site for an EVOS® Restaurant or for any other purpose;

(b)  our recommendation or approval of the Site indicates only that we believe that the Site falls within the acceptable criteria for Sites and premises that we have established as of the time of our recommendation or approval of the Site;

(c)  application of criteria that have appeared effective with respect to other sites and premises may not accurately reflect the potential for all Sites and premises, and, after our approval of a Site, demographic and/or other factors included in or excluded from our criteria could change to alter the potential of a Site and premises; and

(d)  the uncertainty and instability of such criteria are beyond our control, and we will not be responsible for the failure of a Site and premises we have recommended or approved to meet expectations as to potential revenue or operational criteria.

3.2.  Relocation of the Site.  You may not operate the Restaurant from any location other than the Site without our prior written consent.  If we consent to the Restaurant’s relocation, we have the right to charge you for the expenses we incur in connection with the relocation and to require you to conduct a site selection analysis. Our or our designee’s current fee for such site selection analysis will be included among our expenses incurred in your relocation.  If the lease expires or terminates without expiration or termination being your fault, if the Site is destroyed, condemned or otherwise rendered unusable as an EVOS® Restaurant in accordance with this Agreement, or if in our sole judgment, there is a change in character of the location of the Site sufficiently detrimental to its business potential to warrant your Restaurant’s relocation, we will permit you to relocate the Restaurant to another location within the Trade Area provided that you comply with all of our System Standards for a Site relocation and such relocation Site meets our then current Site criteria for relocation Sites.  Any relocation of the Site will be at your sole expense.  If you seek to obtain our approval of the replacement Site and lease in accordance with our then current Site approval process, you must reopen the Restaurant at the replacement Site as soon as practicable, but in no event more than 90 days after the closing of the original Site.  You are not permitted to relocate the Restaurant except pursuant to this section.  In addition for each day that the EVOS® Restaurant is closed pending relocation pursuant to this section, you must pay to us an amount equal to:  (1) the aggregate of all Royalties paid by you during the 12 month period immediately preceding the Restaurant’s closure divided by 365, if the Restaurant has been operating continuously throughout such 12 month period; or (2) the aggregate of all Royalties paid by you during the 12 month period that the EVOS® Restaurant was operating continuously, if less than 12 months, divided by the number of days in such period.  You must make such payments to us during such period on a weekly basis.

3.3.  Lease of Site.

(a)  Lease of Site:  You must deliver copies of the proposed lease agreement and related documents to us prior to signing them.  You must not sign any lease agreement or related documents unless we have previously approved them.  The insurance policy required by our System Standards must be in force and effect when the lease is signed.  Additionally, before entering into such a lease, you and the lessor must sign our then-current form of Collateral Assignment and Assumption of Lease (the “Lease Assignment”).  You must give the lessor our forms of the Lease Assignment when you begin discussions with the prospective lessor.  If you want to lease the Site from any of your affiliates (or affiliates of your principal owners), we may also require them to sign such agreements to ensure compliance with the provisions of this Agreement.

(b)  Lease Approval:  You must obtain our approval of the lease of the Site (the “Lease”) before you sign it, or any renewal of it.  You must deliver a copy of the signed lease to us within 5 days after its execution along with the Lease Assignment.  You must not sign any lease or renewal of a lease unless you have also obtained the Lease Assignment signed by the lessor.  Our review and approval of the Lease is solely to ensure that the Lease contains terms that we accept or require for our benefit and the franchise System; it is not a substitute for careful review and analysis by you and your advisors.  Our approval of the Lease does not constitute warranty or any assurance that the Lease contains terms and conditions for your benefit.  You agree and acknowledge that you are solely responsible for negotiating the Lease and ensuring that its terms and conditions meet your interests and objectives.

(c)  Mandatory Lease Terms:  We may require that the lease or any renewal contain certain provisions that:

(i)	expressly permits the lessor of the Site to provide us with all revenue and other information it may have related to the operation of your EVOS® Restaurant as we may request;

(ii)
requires the lessor to contemporaneously provide us with copies of any written notice of default under the lease sent to you and which grants to us, at our option, the right (but not the obligation) to cure any default under the lease (should you fail to do so) within 15 days after the expiration of the period in which you may cure the default;

(iii)
in the event of your default of the lease or the Franchise Agreement, and upon written notice from us (the “Assignment Notice”) the lease will, at our option, be assigned to us, we will become the lessee, we will be liable for all obligations under the lease accruing once we take possession, and the landlord will recognize us as the lessee as of the date of the Assignment Notice.

(iv)	authorizes your right to display the Marks in accordance with the specifications required by the Manuals, subject only to the provisions of applicable law;

(v)
requires that any lender or other person will not disturb your possession of the Site so long as the lease term continues and you are not in default (along with such documents as are necessary to ensure that such lenders and other persons are bound);

(vi)	expressly states that any default under the lease which is not cured within any applicable cure period also constitutes grounds for termination of this Agreement;

(vii)	a lease term which is at least equal to the Term, either through an initial term of that length or rights, at your option, to renew the lease for the Term;

(viii)	the lease cannot be modified or canceled with our prior written approval; and

(ix)	we will be permitted unrestricted access to the Site to inspect the Art and remove any of the Art at any time.

(d)  Copies of Reports:  You must also send us copies of any sales or other reports sent to any landlord.

(e)  Indemnification:  You agree to indemnify and hold us and our affiliates, stockholders, directors, officers and representatives harmless from and against any and all losses, liabilities, claims, proceedings, demands, damages, judgments, injuries, attorneys’ fees, costs and expenses, that they incur resulting from any claim brought against any of them or any action which any of them are named as a party or which any of them may suffer, sustain or incur by reason of, or arising out of, your breach of any of the terms of the Lease, including the failure to pay rent or any other terms and conditions of the Lease.

(f)  Security Interest:  You grant to us a security interest in and to all of the furniture, fixtures, inventory and supplies located in the Restaurant, the franchise and all of your rights, title and interest in and to the Lease, as collateral for the payment of any obligation, liability or other amount you or your affiliates owe to us under this Agreement.  If you breach or default under the Lease, or if we pay the Lessor any money as a result of your breach of the Lease, then you will be in breach of this Agreement, or if you are otherwise in breach of this Agreement, then we will be entitled to possession of the Site and to all of your rights, title and interest in the Lease, without limitation on any other remedies available to us under this Agreement, at law or in equity, or under any other agreements between you and us.  This Agreement constitutes a lien on your interest in the Lease until satisfaction in full of all amounts you owe us.  In addition, our rights to assume all obligations under the Lease are totally optional on our part, to be exercised in our sole discretion.  You agree to sign any and all Uniform Commercial Code financing statements and all other documents and instruments we deem necessary to perfect or document the interests and assignments granted in this Agreement.

(g)  No Subordination:  You will not permit the Lease to become subordinate to any lien without first obtaining our written consent, other than the lien created by this Agreement, the Lessor’s lien under the Lease, liens securing bank financing for your operations on the Site and the agreements and other instruments referenced in this Agreement.  You will not terminate, modify or amend any of the provisions or terms of the Lease without our prior written consent.  Any attempt at termination, modification or amendment of any of the terms without such written consent is null and void.

(h)  Exercise of Remedies:  In any case of your default under the terms of the Lease or under this Agreement, we are entitled to exercise any one or more of the following remedies in our sole discretion:

(i)	to take possession of the Site, or any part thereof, personally, or by our agents or attorneys;

(ii)
to, in our discretion, without notice and with or without process of law, enter upon and take and maintain possession of all or any part of the Site, together with all furniture, fixtures, inventory, books, records, papers and accounts of the Franchise Owner;

(iii)	to exclude you, your agents or employees from the Site;

(iv)
as attorney-in-fact for you, or in our own name, and under the powers herein granted, to hold, operate, manage and control the Restaurant and conduct the business, if any, thereof, either personally or by its agents, with full power to use such measures, legally rectifiable, as in its discretion may be deemed proper or necessary to cure such default, including actions of forcible entry or detainer and actions in distress of rent, granting full power and authority to us to exercise each and every of the rights, privileges and powers herein granted at any and all times hereafter;

(v)	to cancel or terminate any unauthorized agreements or subleases entered into by you, for any cause or ground which would entitle us to cancel the same;

(vi)
to disaffirm any unauthorized agreement, sublease or subordinated lien, to make all necessary or proper repairs, decorating, renewals, replacements, alterations, additions, betterments and improvements to the Site or the Site that may seem judicious, in our sole judgment;

(vii)	at our option, with or without prior notice to you, enter the Site and remove the Art and any other signage bearing our Marks, copyrighted materials or trade dress, at your expense;

(viii)	to insure and reinsure the same for all risks incidental to our possession, operation and management thereof; and/or

(ix)	notwithstanding any provision of this Agreement, to declare all of your rights, but not obligations under the Agreement, to be immediately terminated as of the date of your default under the lease.

(i)  Power of Attorney:  You irrevocably appoint us as your true and lawful attorney-in-fact in your name and stead and authorize us, upon any default under the Lease or under this Agreement, with or without taking possession of the Site, to rent or lease the Site to any person, firm or corporation upon such terms and conditions as, in our discretion, we may determine, and with the same rights and powers and immunities, exoneration of liability and rights of recourse and indemnity as we would have upon taking possession of the Site pursuant to the provisions set forth in the Lease.  The power of attorney conferred upon us pursuant to this Agreement is a power coupled with an interest and cannot be revoked, modified or altered without the written consent of the Franchisor.

(j)  No Warranty:  You acknowledge that our approval of the Site and the Lease does not constitute a guarantee or warranty, express or implied, of the successful operation or profitability of an EVOS® Restaurant operated at the Site.  Such approval indicates only that we believe that the Site and the terms of the Lease fall within the acceptable criteria we have established as of the time of our approval.  You further acknowledge that we have advised you to have an attorney review and evaluate the Lease.

3.4.  Ownership and Financing.  Instead of leasing a Site, you may propose to purchase and own any or all of a Site directly, or through affiliates.  The insurance required by this Agreement and our System Standards must be in force and effect when you begin construction of your Restaurant.  If at any time prior to acquisition, or subsequently, you or your affiliates propose to obtain any financing with respect to the Site or for your Restaurant or for any Operating Assets in which any of such items are pledged as collateral securing your performance, the form of any purchase contract with the seller of a Site and any related documents, and the form of any loan agreement with or mortgage in favor of any lender and any related documents, must be approved by us before you sign them.  Our consent to them may be conditioned upon the inclusion of various terms and conditions, including the following:

(a)  a provision which requires any lender or mortgagee concurrently to provide us with a copy of any written notice of deficiency or default under the terms of the loan or mortgage sent to you or your affiliates or the purchaser;

(b)  a provision granting us, at our option, the right (but not the obligation) to cure any deficiency or default under the loan or mortgage (should you fail to do so) within 15 days after the expiration of a period in which you may cure such default or deficiency; and

(c)  a provision which expressly states that any default under the loan or mortgage, if not cured within the applicable time period, constitutes grounds for termination of this Agreement and any default under this Agreement, if not cured.

4.	RESTAURANT DEVELOPMENT, DÉCOR AND OPERATING ASSETS.

4.1.  Restaurant Development.  You are responsible for developing the Restaurant.  We will, to the extent we deem necessary or appropriate, furnish you with mandatory and suggested specifications and layouts for an EVOS® Restaurant, including requirements for dimensions, design, color scheme, image, interior layout, décor, and Operating Assets which include fixtures, equipment, signs, and furnishings.  Following our approval of the Site and its Lease, unless your Restaurant is an existing operating EVOS® Restaurant at the Site being purchased by you from another franchise owner, we will furnish to you one or more sets of design plans for

EVOS® Restaurants developed by us or our affiliates (“Designs”).  These sample designs are merely to provide guidance on the design and layout of other EVOS® Restaurants.  We make no representation or warranty concerning the suitability of the sample Designs for your Site.  Unless your EVOS® Restaurant is an operating EVOS® Restaurant at the Site being purchased by you from another franchise owner, we will also furnish to you our System Standards with respect to trade dress and other matters of development of the Site which, you agree are an integral part of the System and you agree that you will design and construct the EVOS® Restaurant in accordance with them.  You are obligated at your expense to have an architect prepare preliminary layout for the EVOS® Restaurant and all required construction plans, space plans, and specifications to suit the shape and dimensions of the Site (“Construction Plans”) and to ensure that such Construction Plans and specifications comply with applicable ordinances, building codes and permit requirements and with lease requirements and restrictions, and the mandatory specifications and layout provided by us.  You must make changes to the Construction Plans that we specify from time to time during the development of the Restaurant and must not begin construction, remodeling or other development of the Restaurant until we have approved the Construction Plans.  You must make no changes to the approved Construction Plans unless such changes are presented to and approved by us in writing.  Despite our providing the sample Designs (and Construction Plans, if any), any changes and approval that we might provide for them, and your purchase of the Restaurant and its assets from an affiliate of ours or our franchise owner, where we have approved such transfer (if applicable), as between you and us, and our affiliates or other franchise owners, you are solely responsible for complying with all laws, ordinances, rules and regulations relating directly or indirectly to the construction and development of the EVOS® Restaurant, including the Americans With Disabilities Act and any other laws, rules or regulations regarding public accommodations for persons with disabilities.  You are solely responsible, as between us (and our affiliates or other franchise owners) and you, for any and all claims, liabilities, costs and images relating to non-compliance or alleged non-compliance with any such laws, rules, ordinances or regulations, and you must remedy, at your expense, any such non-compliance or alleged non-compliance.  You agree to, at our option, assign to us, or require your architect to assign to us, the plans, drawings or Designs, used by you in connection with the Restaurant, or at our option, obtain the architect’s agreement to license to us such plans, drawings or Designs for use in connection with the EVOS® Restaurants.  You will not hire, engage or use any construction firm, contractor or architect that we disapprove.

Without limiting your foregoing obligations, you agree, at your own expense, to do the following with respect to developing the Restaurant at the Site:

(a)  secure and provide us proof of your securing all financing required to develop and operate the Restaurant;

(b)  obtain all building, utility, sign, health, sanitation, business and other permits and licenses required to construct and operate the Restaurant;

(c)  construct all required improvements to the Site and decorate the Restaurant in compliance with Construction Plans and specifications we have approved (the “Construction”);

(d)  you must give us notice of commencement of the Construction within 10 days of the date it began, with progress reports including digital photographs of the construction supporting the findings at least every 2 weeks; thereafter.  We will, at your expense, require that additional digital photographs be provided to us;

(e)  the Construction must be completed within the earlier of 180 days of our approval of the Site (unless we agree otherwise) or 9 months of the Agreement Date;

(f)  sign a lease or otherwise obtain the right to occupy the Site within 180 days of the Agreement date;

(g)  purchase or lease and install all Operating Assets required for the Restaurant;

(h)  purchase an opening inventory of authorized and approved products, materials and supplies; and

(i)  purchase from us (or our designees) the paintings, pictures, photographs, murals, drawings, sculptures and other forms of art we designate, for display at your Site and install it at the Restaurant in accordance with our specifications at your expense.

4.2.  Décor.  You agree that all décor of your Restaurant must be previously approved by us and must comply with our standards as described in the Manuals or other communications, which may be periodically revised.  We own all copyrights in and to all forms of art or other visual media displayed in the Restaurant including murals, paintings, pictures, drawings, sculptures, and photographs that we direct you to display (including any artwork commissioned for the Restaurant) (the “Art”), as well as all intellectual property rights in and to the Art. You will not, without our prior written permission, allow any of the Art to become a fixture to the Restaurant and you will not display or use the Art in any Competitive Business or restaurant of any kind.  Your failure to maintain the Restaurant’s décor in compliance with our System and the standards described in the Manuals or otherwise constitutes a material breach of this Agreement.

4.3.  Operating Assets and Restaurant Materials.  You must acquire all supplies, materials, food and beverage products and magazines, reading materials and the like for use in connection with your EVOS® Restaurant (collectively, the “Restaurant Materials”) and all fixtures, furnishings, equipment signs, Art and cash registers, telecopiers and computer hardware and software (the “Operating Assets”) from us (or our affiliates) or suppliers we have previously approved.  We will only approve suppliers whose Restaurant Materials and Operating Assets meet the quality standards that we establish from time to time.  You will only place or display at the Site (interior and exterior) such signs, emblems, lettering, logos and display materials that we periodically approve.

4.4.  Changes to Approved Suppliers.  If you want to propose a new supplier of Restaurant Materials or Operating Assets, you must submit to us sufficient written information about the proposed new supplier to enable us to approve or reject either the supplier or the particular items.  If we have not responded within 30 days of our receipt of the information, then the application will be deemed rejected by us.  We may consider in providing such approval not just the quality standards of the products or services, but their delivery capabilities, financing terms and ability to service our franchise System as a whole.  We may terminate or withhold approval of any Restaurant Materials or Operating Assets, or any supplier of such items, that does not meet our quality standards by giving you written notice.  If we do so, you must immediately stop purchasing from such supplier or using such Restaurant Materials or Operating Assets in your EVOS® Restaurant until we notify you that such supplier or such Restaurant Materials or Operating Assets meet our quality standards.  At our request, you must submit to us sufficient information about a proposed supplier and samples of the proposed Restaurant Materials or Operating Assets for our examination so that we can determine whether they meet our quality standards.  We also must have the right to require our representatives to be permitted to inspect the proposed supplier’s facilities at your expense.  We may charge a fee for evaluating alternative suppliers of  $250 per day for personnel time plus laboratory fees, professional fees and travel and living expenses as well as any other fees we pay to third parties in furtherance of the evaluation.

4.5.  Preferred Vendor Programs.  In addition to our approval of approved suppliers, we may develop certain programs and terms under which we, our affiliates, certain franchise owners or others receive certain negotiated benefits or terms from approved suppliers (“Preferred Vendor Programs”).  You must follow all of our policies and procedures for participation in or termination of Preferred Vendor Programs (“Program Rules”).  We can refuse or terminate your participation in Preferred Vendor Programs without terminating your Franchise Agreement.  And, our Program Rules may include all requirements that you agreed to, and you must agree to, only place or display at the Restaurant (interior and exterior) such signs, emblems, lettering, logos and display materials that we periodically approve in connection with Preferred Vendor Programs.  We may, in connection with our Preferred Vendor Programs, designate one or more approved suppliers as an exclusive or the exclusive supplier or suppliers of types, models or brands of Restaurant Materials or Operating Assets or other business services that we approve for EVOS® Restaurants as meeting our specifications and standards in such preferred vendors or other preferred vendors may be required by us to pay to us, the System Fund or through our affiliates, in a manner we designate, monies or provide other benefits as condition of our designation of them as preferred vendors or permission for them to serve as an approved supplier or preferred vendor (collectively “Preferred Vendors”).  We may require, and certain approved suppliers we designate as Preferred Vendors may require, that you agree to enter into certain agreements with them (subject to our approval) in connection with our designation of them as Preferred Vendors or approved suppliers or your participation in the Preferred Vendor Program (“Preferred Vendor Agreements”).  We may require that we be a party to such Preferred Vendor Agreements with Preferred Vendors.  You acknowledge and agree that:  (a) monies or other remuneration that we receive in connection with Preferred Vendor Programs or other benefits we receive from Preferred Vendors or approved suppliers is fair and appropriate compensation to us in connection with our active efforts to evaluate them as Preferred Vendors or approved suppliers, our ongoing efforts to monitor and evaluate whether they continue to meet our requirements for participation as Preferred Vendors or approved suppliers and our administration of Preferred Vendor Programs; and (b) such monies or remuneration are fully earned by us; and (c) we are not your agents nor does the development or implementation of such Preferred Vendor Programs create any fiduciary, vicarious or agency relationship between you and us. We and our affiliates may retain all revenue and other remuneration we receive from approved suppliers or Preferred Vendors without restriction (unless the supplier or vendor requires otherwise).  We, in our sole judgment, may concentrate purchases with one or more approved suppliers or Preferred Vendors to obtain lower prices, advertising support and/or services for the benefit of us, our affiliates and EVOS® Restaurants, or for any other reason that we deem appropriate, and establish supply facilities or servicing capabilities owned by us or our affiliates which we may designate as an approved supplier or Preferred Vendor.  In such instances, we may limit the number of suppliers, approved suppliers or Preferred Vendors with whom you may deal, designate sources that you must use, and refuse any request by you for another approved supplier or Preferred Vendor of any applicable product or service.

4.6.  Music and Other Audio and Visual Entertainment.  You acknowledge and agree that the provision of music and audio and visual entertainment to patrons of EVOS® Restaurants is an integral part of the System.  Accordingly, you agree to play only the type(s) of music and display only the types of visual entertainment, at the decibel levels and in the manners that we may periodically prescribe or approve.  You must acquire and install any audio or visual equipment that we designate or require for use by EVOS® Restaurants and you must subscribe to music and video services as we may periodically specify, whether as an approved supplier or Preferred Vendor, to enable you to broadcast videos, music, live performance and other content as specified by us from time to time.  You must, to the extent and at the times and manners we designate, permit live performances of music and other entertainment at your Restaurant and must obtain our prior written consent prior to your doing so, in accordance with our System Standards.  You must install such types of reading and other visual material display equipment and furniture we designate, and must provide to your customers such fee-for use and free use reading and other visual materials we designate or approve (like magazines, newspapers, books, etc.).

4.7.  Restaurant Opening.  You agree not to open the Restaurant for business until:

(a)  we approve the Restaurant as developed in accordance with our specifications and standards;

(b)  pre-opening training has been completed to our satisfaction and you provide us with evidence you and your management personnel have completed training at authorized facilities;

(c)  the initial franchise fee and all other amounts then due to us, your landlord, governmental authorities and our suppliers have been paid;

(d)  you have obtained all required building, utility, sign, health, sanitation, business permits, certificates and licenses required to operate the Restaurant;

(e)  we have been furnished with copies of all insurance policies required by this Agreement, or such other evidence of insurance coverage and payment of premiums as we request or accept; and

(f)  we have received signed counterparts of all required documents pertaining to your acquisition of the Site (including any required agreements between you and us).

(g)  we have provided you with written authorization to open the Restaurant for business.

You agree to open the Restaurant for business within 9 months following the Agreement Date (unless we agree otherwise).

4.8.  Market Introduction Program.  We may require you to conduct a market introduction advertising and promotional program for the Restaurant prior to and after its opening and to expend not less than $5,000 for such purpose, exclusive of the cost of food, that we specify for use in the market introduction program.  The market introduction may be conducted over an approximate 6-month period which will be determined by us.  Such advertising and promotion will utilize the marketing and public relations programs and media and advertising materials we have developed or approved, and is separate from your other marketing and advertising requirements.

5.	FEES.

5.1.  Initial Franchise Fee.  You will pay us an initial franchise fee (the “Franchise Fee”) in the amount of $35,000 on the Agreement Date.   The Franchise Fee is nonrefundable and fully earned by us when paid.

5.2.  Royalty.  You agree to pay us a royalty (“Royalty”) in the amount of 5.5% of your Restaurant’s Gross Sales during each Accounting Period.  On the 3rd day (the “Report Day”) of each Accounting Period, you must report the amount of your Gross Sales for the preceding Accounting Period.  “Accounting Period” is that period we designate in the Manual (currently a 7-day accounting period for Royalty and Marketing calculations that runs from Monday through Sunday and a 4, 4, 5-week accounting period for financial statement purposes). You must pay us the Royalty so that we receive it on or before the 3rd business day following the end of each Accounting Period (the “Payment Day”) (currently Wednesday) for the immediately preceding Accounting Period.

5.3.  Electronic Funds Transfer.  We may require you to pay any amounts due us, including the Royalties, to us by electronic funds transfer on the due date.  You must comply with the procedures we specify in our Manuals and perform such acts and sign and deliver such documents as may be necessary to accomplish payment by this method.  On the Report Day designated in the Manual (currently Wednesday), you must report to us by telephone or electronic means or on written form, as we direct, the Restaurant’s true and correct Gross Sales for the immediately preceding week.  We may require you to give us authorization, in a form that we designate, to initiate debit entries or credit correction entries to the Restaurant’s bank operating account (the “Account”) for payments of Royalties and other amounts due under this Agreement, including any applicable interest charges.  If so, you must make the funds available in the Account for withdrawal by electronic transfer no later than the Payment Day.  The amount actually transferred from the Account to pay Royalties will be based on the Restaurant’s Gross Sales reported to us on the Report Day.  If you have not reported the Restaurant’s Gross Sales to us for any reporting period, we may transfer from the Account an amount calculated in accordance with our reasonable estimate of the Restaurant’s Gross Sales during any such reporting period.  If we determine at any time that you have under-reported Gross Sales or underpaid Royalties or other amounts due to us, we will be authorized to immediately initiate a transfer from the Account in the appropriate amount in accordance with the foregoing procedures, including applicable interest and late charges.  Any overpayment will be credited to the Account through a credit, effective as of the first Report Day after you and we determine that such credit is due.

5.4.  Definition of “Gross Sales.”  As used in this Agreement, the term “Gross Sales” means the total actual gross charges for all products (food and non-food) and services sold to customers of the Restaurant for cash or credit, whether these sales are made at or from the Restaurant premises, or any other location.  Gross Sales also includes any remuneration or monies you receive from the sale, lease, barter or creation of any products or services bearing our Marks or which are directly or indirectly related to the Restaurant, regardless from where such activities take place (i.e., internet sales, etc.).  However, any amounts that you collect and transmit to state or local authorities as sales, use or other similar taxes are excluded from the definition of Gross Sales.

5.5.  Interest on Late Payments.  All amounts which you owe us, including but not limited to Royalties, Accounting System Fees, System Contributions and Co-op Contributions, will bear interest after their due date at the annual rate of eighteen 18% or the highest contract rate of interest permitted by law, whichever is less.  You acknowledge that we do not agree to accept any payments after they are due nor commit to extend credit to, or otherwise finance your operation of, the Restaurant.  Your failure to pay all amounts when due constitutes grounds for termination of this Agreement.

5.6.  Late Payment Penalties.  All Royalties, System Contributions, amounts due for purchases by you from us, and any interest accrued thereon, and any other amounts which you owe us, or our affiliates, are subject to a late payment fee of  $250 for payment or report received by us 5 days after its due date.  The late payment fee is due immediately on any delinquent payments and for dishonored checks.  The provision in this Agreement concerning late payment fees does not mean that we accept or condone late payments, nor does it indicate that we are willing to extend credit to, or otherwise finance, the operation of your Restaurant.  In the event that you are delinquent in providing payment or reports during any 2 or more Accounting Periods, we may require you to pay all amounts due us by electronic transfer or cashier’s check.

5.7.  Application of Payments.  Notwithstanding any designation you might make, we, in our sole judgment, may apply any of your payments to any of your past due indebtedness to us.  You acknowledge and agree that we have the right to set off any amounts you or your owners owe us against any amounts we might owe you or your owners.

5.8.  Payment Offsets.  We may setoff from any amounts that we may owe you any amount that you owe to us, or our affiliates, for any reason whatsoever, including without limitation, Royalties, System Contributions, late payment penalties and late payment interest, amounts owed to us or our affiliates for purchases or services or for any other reason.  Thus, payments that we make to you may be reduced, in our discretion, by amounts that you owe to us or our affiliates from time to time.  In particular, we may retain (or direct to our affiliates) any amounts that we have received for your account as a credit and payment against any amounts that you may owe to us, or our affiliates, at any time.  We may do so without notice to you at any time.  However, you do not have the right to offset payments owed to us for amounts purportedly due to you from us.

6.	TRAINING AND ASSISTANCE.

6.1.  Initial Training.  Before the Restaurant opens, we will furnish initial training on the operation of an EVOS® Restaurant to you and 1 other person (or, if you are a Business Entity, up to 2 of your owners—or 1 owner and 1 manager) (“Initial Training”).  If space is available at such Initial Training session, we will furnish Initial Training for up to 3 additional people at no additional charge.  The Initial Training lasts for 4 to 6 weeks and will be furnished at our designated training facility and/or at an operating EVOS® Restaurant, as we specify.  You, or your owners, are required to complete the Initial Training to our satisfaction.  We, in our sole judgment, may change, modify, amend or designate the content and process of Initial Training.  Successful completion of the Initial Training program by you, or your owners, is a condition to the opening of the EVOS® Restaurant to the public.  You also are required to participate in all other activities required to operate the Restaurant.  Although we will furnish Initial Training to you, or your owners, at no additional fee or other charge, you will be responsible for all travel and living expenses which such persons incur in connection with Initial Training and any other training we require or recommend.  You agree to replace an employee if we determine that he or she is not qualified to serve at the Restaurant.  If we determine that you, or your owners, are unable to complete Initial Training to our satisfaction, we have the right to terminate this Agreement.  If this Agreement is terminated for any reason, you will sign a general release, in form satisfactory to us, of any and all claims against us and our shareholders, officers, directors, employees and agents.  If you fail to satisfactorily complete the Initial Training, we will terminate the Agreement. As part of your

Initial Training, we will provide your Restaurant an “opening team” consisting of such numbers and types of personnel we designate, for such time period as we may designate, to assist you with the operational, administrative, customer service and advertising aspects of operating your Restaurant.  We require you, at your expense, to provide on-site meals and beverages to the opening team while it provides assistance to you.  You must fully cooperate with the efforts of the opening team.  However, if you are a transferee of an existing EVOS® Restaurant, we are not obligated to provide you an opening team or any on-site assistance.

6.2.  Periodic Training.  We may require you, or your owners, to attend periodic supplemental, additional or refresher training courses or training conferences at such times and locations that we designate, and we may charge fees for such courses (collectively, “Additional Training”).  Currently, we require you or your designee (i.e., your manager or 1 other person) to attend up to 4 days of Additional Training offered on a regional basis, and/or one annual training conference of up to 3 days.  You agree to give us reasonable assistance in training other EVOS® Restaurant franchise owners.  We will reimburse you for your reasonable out-of-pocket expenses in providing such assistance. All persons attending Additional Training are required to sign our standard Liability Waiver and Release, a copy of which is attached as Exhibit “B.”  All persons attending Initial Training, Additional Training or any other training we provide are required to sign our standard Liability Waiver and Release, a copy of which is attached as Exhibit “B.”  During any training we provide, neither you nor your personnel will be our employees.  Therefore, neither you nor your trainees will be covered by our workmens compensation insurance.

6.3.  General Guidance.  We will advise you from time to time regarding the operation of the Restaurant based on reports you submit to us or inspections we make.  In addition, we will furnish guidance to you with respect to:

(a)  standards, specifications and operating procedures and methods utilized by EVOS® Restaurants;

(b)  purchasing required fixtures, furnishings, equipment, signs, products, materials and supplies;

(c)  recipes, food preparation methods, and menu items;

(d)  use of suppliers, approved products, volume buying;

(e)  advertising and marketing programs;

(f)  employee training; and

(g)  administrative, bookkeeping and accounting procedures.

Such guidance will, in our sole judgment, be furnished in our Manual, bulletins or other written materials and/or during telephone consultations, e-mails, web-based or other electronic means and/or consultations at our office or the Restaurant.

At your request, we will furnish additional guidance and assistance and, in such a case, may charge the per diem fees and charges we establish from time to time.  If you request or we require additional or special training for your employees, all of the expenses that we incur in connection with such training, including per diem charges and travel and living expenses for our personnel, will be your responsibility.

7.	MARKS.

7.1.  Ownership and Goodwill of Marks  and Copyrights.  As between you and us, we own all rights, title and interest in and to all information capable of being rendered into tangible form (i.e., copyrights) created in connection with or used in connection with the System or your Restaurant (collectively, the “Copyrights”).  The Copyrights include, for example, the Art, written materials, electronic data, Software, Manuals, menus, brochures, music, live performances, photography, the content and compilation of websites, graphics, and the like.  Your right to use the Marks and the Copyrights is derived solely from this Agreement and limited to your operation of the Restaurant at the Site pursuant to and in compliance with this Agreement and all System Standards we prescribe from time to time during the Term.  Your unauthorized use of the Marks and the Copyrights will be a breach of this Agreement and an infringement of our rights in and to the Marks and the Copyrights.  You acknowledge and agree that your usage of the Marks and the Copyrights and any goodwill established by such use will be exclusively for our benefit and that this Agreement does not confer any goodwill or other interests in the Marks or the Copyrights upon you (other than the right to operate the Restaurant in compliance with this Agreement).  All provisions of this Agreement applicable to the Marks and the Copyrights apply to any additional proprietary trade and service marks, Copyrights and commercial symbols we authorize you to use.  If you commission any Copyrights for your Site or for any use in connection with the operation of your Restaurant, you will be responsible for requiring the artist and any other person who may claim copyrights, moral rights, privacy rights, publicity rights or any other intellectual property rights in or to that Copyrights (including any aspect of the content or composition of it), to assign to us all rights, title and interest in and to the  Copyrights.  To the extent such assignment is not possible or obtainable, you must require that such persons failing to grant to us such assignment grant to us an unconditional, royalty free, world-wide, multi-site, multi user, irrevocable, freely assignable license to use, license, modify, reproduce, make commercial use of, and make derivative works from or of, the Copyrights and all attributes of and to it. You acknowledge and agree that title to all of the Copyrights is and will at all times remain with and be held solely by us, and you neither have nor will make any claim with respect the ownership of the Copyrights.  You will not (i) make any express or implied representations to any person that you own the Copyrights or have rights in or to it that are superior to our rights in and to it, (ii) grant or purport to grant any security interest or lien in or on any of the Copyrights to any other person, or (iii) permit or suffer to exist any lien on any of the Copyrights in favor of any other person. You must discharge at your expense any lien asserted against the Copyrights (other than liens imposed thereon by our acts or omissions) and to take such steps as may be necessary, from time to time, to preserve all of our rights in the Copyrights against third parties.

7.2.  Creation or Commissioning of Copyrights. You agree to, prior to commissioning, utilizing, purchasing or licensing any Copyright, require all persons who claim intellectual property, privacy, publicity or moral rights in or to the Copyrights (other than us) sign such assignments or licenses as we may designate from time to time.  Between you and us, you agree that we will be deemed to own all aspects of the physical embodiment of the Copyrights.  We may also hire artists to commission the Copyrights and you will be required to pay to us our then current fees for commissioning shipment or installation of the Copyrights, which will be due, at our option, prior to commencement of the work by the artist, or prior to shipment, upon delivery or otherwise in accordance with applicable policies and procedures we may establish from time to time. Your payment to us of fees for commissioning the Copyrights will not be deemed your purchase of the Copyrights and only constitutes payment to us to help, in whole or in part, offset our cost to commission the Copyrights.

7.3.  Limitations on Your Use of Marks and Copyrights.  You agree to use the Marks and Copyrights we designate and in the manner we designate as the sole identification of the Restaurant, except that you agree to identify yourself as the independent owner in the manner we prescribe.  You may not use modifying words, terms, designs or symbols (other than logos we license to you), or in any modified form, nor may you use any Mark or Copyright in connection with the performance or sale of any unauthorized services or products or in any other manner we have not expressly authorized in writing.  No Mark or Copyright may be used in any advertising concerning the transfer, sale or other disposition of the Restaurant or an ownership interest in you.  You agree to display the Marks and Copyrights prominently in the manner we prescribe at the Restaurant, on supplies or materials we designate and in connection with forms and advertising and marketing materials.  You agree to give such notices of trade and service mark registrations as we specify and to obtain any fictitious or assumed name registrations required under applicable law.

7.4.  Notification of Infringements and Claims.  You agree to notify us immediately of any apparent infringement or challenge to your use of any Mark or Copyright, or of any claim by any person of any rights in or to any Mark or Copyright, and you agree not to communicate with any person other than us, our attorneys and your attorneys in connection with any such infringement, challenge or claim.  We have sole discretion to take such action as we deem appropriate and the right to control exclusively any litigation, U.S. Patent and Trademark Office or U.S. Copyright Office proceeding or any other administrative proceeding arising out of any such infringement, challenge or claim or otherwise relating to any Mark or Copyright.  You agree to sign any and all instruments and documents, render such assistance and do such acts and things as, in the opinion of our attorneys, may be necessary or advisable to protect and maintain our interests in any litigation or Patent and Trademark Office, U.S. Copyright Office or other proceeding or otherwise to protect and maintain our interests in the Marks and Copyrights.

7.5.  Discontinuance of Use of Marks.  If it becomes advisable at any time in our sole judgment for us and/or you to modify or discontinue the use of any Mark or Copyright and/or use one or more additional or substitute trade or service marks, including the complete replacement of any Mark or Copyright and usage of other marks or copyrights (due to merger, acquisition or otherwise), you agree to comply with our directions within a reasonable time after receiving notice.  We will not reimburse you for any loss of revenue attributable to any modified or discontinued Mark or Copyright or for any expenditures you make to change Marks or Copyrights or to promote or use a modified or substitute trademark or service mark.

7.6.  Indemnification.  We will indemnify you against and reimburse you for all damages for which you are held liable to third parties in any proceeding arising out of your authorized use of any of our Marks or Copyrights, pursuant to and in compliance with this Agreement, resulting from claims by third parties that your use of any of the Marks or Copyrights infringes their trademark rights, and for all costs you reasonably incur in the defense of any such claim in which you are named as a party, so long as you have timely notified us of the claim and have otherwise complied with the terms of this Agreement.  We will not indemnify you against the consequences of your use of the Marks or Copyrights except in accordance with the requirements of this Agreement.  You must provide written notice to us of any such claim within 10 days of your receipt of such notice and you must tender the defense of the claim to us.  We will have the right to defend any such claim and if we do so, we will have no obligation to indemnify or reimburse you for any fees or disbursements of any attorney retained by you.  If we elect to defend the claim, we will have the right to manage the defense of the claim including the right to compromise, settle or otherwise resolve the claim, and to determine whether to appeal a final determination of the claim.

8.	CONFIDENTIAL INFORMATION.

8.1.  Types of Confidential Information.  We possess (and will continue to develop and acquire) certain confidential information (the “Confidential Information”) relating to the development and operation of EVOS® Restaurants, which includes (without limitation):

(a)  the System and the know-how related to its use;

(b)  plans, specifications, size and physical characteristics of EVOS® Restaurants;

(c)  Site selection criteria and Site development methods;

(d)  methods in obtaining licensing and meeting regulatory requirements;

(e)  sources and design of equipment, furniture, forms, materials and supplies;

(f)  marketing, advertising and promotional programs for EVOS® Restaurants;

(g)  staffing and delivery methods and techniques for personal services;

(h)  the selection, testing and training of personnel for EVOS® Restaurants;

(i)  the recruitment, qualification and investigation methods to secure employment for employment candidates;

(j)  any computer software we make available or recommend for EVOS® Restaurants;

(k)  methods, techniques, formats, specifications, procedures, information and systems related to and knowledge of and experience in the development, operation and franchising of EVOS® Restaurants;

(l)  knowledge of specifications for and suppliers of certain products, materials, supplies, furniture, furnishings and equipment;

(m)  recipes, formulas, preparation methods and serving techniques;

(n)  knowledge of operating results and financial performance of EVOS® Restaurants other than those operated by you (or your affiliates); and

(o)  e-commerce related data (e.g., customer data, click-stream data, cookies, user data, hits and the like).

(p)  patents and copyrights secured by us or our affiliates.

8.2.  Disclosure and Limitations on Use.  We will disclose much of the Confidential Information to you and personnel of the Restaurant by furnishing the Manuals to you and by providing training, guidance and assistance to you.  In addition, in the course of the operation of your Restaurant, you or your personnel may develop ideas, copyrightable works, concepts, methods, techniques or improvements (“Improvements”) relating to your Restaurant, which you agree to disclose to us.  We will be deemed to own the Improvements and may use them and authorize you and others to use them in the operation of EVOS® Restaurants.  Improvements will then also constitute Confidential Information.

8.3.  Confidentiality Obligations.  You agree that your relationship with us does not vest in you any interest in the Confidential Information other than the right to use it in the development and operation of your Restaurant, and that the use or duplication of the Confidential Information in any other business would constitute an unfair method of competition.  You acknowledge and agree that the Confidential Information is proprietary, includes trade secrets belonging to us and is disclosed to you or authorized for your use solely on the condition that you agree, and you therefore do agree, that you:

(a)  will not use the Confidential Information in any other business or capacity;

(b)  will maintain the absolute confidentiality of the Confidential Information during and after the Term;

(c)  will not make unauthorized copies of any portion of the Confidential Information disclosed via electronic medium, in written form or in other tangible form, including, for example, the Manuals; and

(d)  will adopt and implement all reasonable procedures we may prescribe from time to time to prevent unauthorized use or disclosure of the Confidential Information, including, restrictions on disclosure to your employees and the use of nondisclosure and noncompetition agreements we may prescribe for employees or others who have access to the Confidential Information.

8.4.  Exceptions to Confidentiality.  The restrictions on your disclosure and use of the Confidential Information will not apply to the following:

(a)  disclosure or use of information, processes, or techniques which are generally known and used in the Restaurant business (as long as the availability is not because of a disclosure by you), provided that you have first given us written notice of your intended disclosure and/or use; and

(b)  disclosure of the Confidential Information in judicial or administrative proceedings when and only to the extent you are legally compelled to disclose it, provided that you have first given us the opportunity to obtain an appropriate protective order or other assurance satisfactory to us that the information required to be disclosed will be treated confidentially.

9.	EXCLUSIVE RELATIONSHIP.

9.1.  Competitive Activities.  During the term, you and your owners must devote your full attention to the development and operation of your EVOS® Restaurant.  Therefore, during the term, neither you nor any of your owners may have a direct or indirect ownership interest (disclosed or beneficial) of 5% or greater in any other business in which you have an active role as an officer, director, employee manager, partner or member, and that you will comply with our System Standards for devotion of your full attention and efforts to, and your active participation in your EVOS® Restaurant.  Without our prior written permission, neither you nor any of your owners may serve as an officer, director, employee, manager, member, independent contractor, partner,  or consultant, for or maintain operational role in any other business venture.  You also acknowledge and agree that we would be unable to protect Confidential Information against unauthorized use or disclosure or to encourage a free exchange of ideas and information among EVOS® Restaurants if franchised owners of EVOS® Restaurants were permitted to hold interests in or perform services for a Competitive Business (defined below).  You also acknowledge that we have granted the Franchise to you in consideration of and reliance upon your agreement to deal exclusively with us.  You agree that, during the Term, neither you nor any of your owners (nor any of your or your owners’ spouses or children) will:

(a)  have any direct or indirect interest as a disclosed or beneficial owner in a Competitive Business operating at the Site or within 50 miles of the Site;

(b)  have any direct or indirect controlling interest as a disclosed or beneficial owner in a Competitive Business, wherever located;

(c)  have any direct or indirect interest as a disclosed or beneficial owner in a Competitive Business operating within 50 miles of any EVOS® Restaurant other than the Restaurant;

(d)  perform services as a director, officer, manager, employee, consultant, representative, agent or otherwise for a Competitive Business, wherever located; or

(e)  recruit or hire any person who is our employee or the employee of any EVOS® Restaurant without obtaining the prior written permission of that person’s employer.

9.2.  Competitive Business.  The term “Competitive Business” as used in this Agreement means any business or facility owning, operating or managing, or granting franchises or licenses to others to do so, any restaurant or food service facility (other than an EVOS® Restaurant operated under a franchise agreement with us) that offers casual dining, catering, delivery service, kiosk-type or take-out of smoothies, shakes, healthier fare or organic or natural type sandwiches, wraps, burgers, salads, vegetable burgers, turkey burgers, soy burgers and other soy-based foods, lower fat French fries, lower carb foods, specialty ketchup, or any type of deli or fast foods and beverages which are then offered by EVOS® Restaurants.

9.3.  Employee Retention.  You acknowledge and agree that:  (a) we and our affiliates have expended and will expend substantial time and expense in training our and their employees; and (b) we and our affiliates (as applicable), will suffer substantial injury, with respect to which it is extremely difficult and impracticable to calculate actual damages, if you or your affiliates breach this Agreement with respect to solicitation of our or our affiliates’ or franchise owners’ employees.  Accordingly, in an effort to liquidate in advance the sum that would represent the damages caused by such solicitation, you agree that you will pay to the affected employer an amount equal to the Annualized Compensation paid by us or such affiliate or franchise owner to any employee of ours, our affiliate or our franchise owners who leaves such employment directly or indirectly as a result of your breach of this Agreement.  “Annualized Compensation” means the aggregate compensation (including wages/salary, bonus and other employer’s cost of all taxes and benefits) payable to such employee: (i) an amount equal to the aggregate compensation for such employee for such 12 months; or during the 12 month period immediately preceding the date of such employee’s departure from the previous employment; or (ii) if not, then 12 times the aggregate monthly compensation of such employee.  You acknowledge and agree that this amount, which will be due and payable within 30 days of your receipt of our invoice, is a fair and reasonable amount to be recovered as liquidated damages and will not constitute a penalty or forfeiture.  The amount will be paid to the former employer.

10.	OPERATION AND SYSTEM STANDARDS.

10.1.  Operations Manual.  We will loan you, during the Term, one copy of our manuals (the “Manuals”), consisting of such materials (including, as applicable, audiotapes, videotapes, magnetic media, computer software and written materials) that we generally furnish to franchise owners from time to time for use in operating an EVOS® Restaurant.  We, at our option, may furnish the Manuals via the Computer System or other electronic (like via e-mail, fax, CD, DVD, website or intranet access) or hard copy form.  The Manuals contain mandatory and suggested specifications, standards, operating procedures and rules (“System Standards”) that we prescribe from time to time for the operation of an EVOS® Restaurant and information relating to your other obligations under this Agreement and related agreements.  You agree to follow the standards, specifications and operating procedures we establish periodically for the EVOS® System that are described in the Manuals.  You also must comply with all updates and amendments to the EVOS® System as described in newsletters or notices we distribute, including via computer systems.  You must maintain the Manuals as confidential and maintain the information in the Manuals as secret and confidential.  The Manuals may be modified, updated and revised from time to time to reflect changes in System Standards.  You agree to keep your copy of the Manuals current and in a secure location at the Restaurant.  In the event of a dispute relating to its contents, the master copy of the Manuals we maintain at our principal office will be controlling.  You may not at any time copy, duplicate, record or otherwise reproduce any part of the Manuals.  If your copy of the Manuals is lost, destroyed or significantly damaged, you agree to obtain a replacement copy at our then applicable charge.

10.2.  Compliance with System Standards.  You acknowledge and agree that your advertising, operation and maintenance of the Restaurant in accordance with System Standards are essential to preserve our goodwill including the goodwill of the System, Marks, Copyrights and all EVOS® Restaurants.  Therefore, at all times during the Term, you agree to operate and maintain the Restaurant in accordance with each and every System Standard, as we periodically modify and supplement them during the Term.  System Standards may regulate any one or more of the following with respect to the Restaurant:

(a)  design, layout, décor, appearance and lighting; periodic maintenance, cleaning and sanitation; periodic remodeling; replacement of obsolete or worn-out leasehold improvements, fixtures, furnishings, media, equipment and signs; periodic painting; and use of interior and exterior signs, emblems, lettering and logos, and illumination;

(b)  types, models and brands of required fixtures, furnishings, equipment, signs, software, materials and supplies;

(c)  required or authorized products and product categories including for all Other Services and all food and beverage items, audio or visual media, recipes and portions devoted to each supplier of products;

(d)  designated or approved suppliers (which may include us) of fixtures, furnishings, audio or visual media, Copyrights, equipment, signs, software, products, ingredients, materials and supplies including for all food and beverage items;

(e)  terms and conditions of the sale and delivery of, and terms and methods of payment for, products, materials, supplies and services, including direct labor, that you obtain from us, unaffiliated suppliers or others;

(f)  sales, marketing, advertising and promotional programs and materials and media used in such programs;

(g)  use and display of the Marks or Copyrights;

(h)  staffing levels for the Restaurant and matters relating to managing the Restaurant; communication to us of the identities of the Restaurant’s personnel; and qualifications, training, dress and appearance of employees;

(i)  days and hours of operation of the Restaurant;

(j)  participation in market research and testing and product and service development programs;

(k)  acceptance of credit cards, gift certificates, loyalty or gift card programs; coupons, other payment systems and check verification services;

(l)  bookkeeping, accounting, data processing and record keeping systems, including software, and forms; methods, formats, content and frequency of reports to us of sales, revenue, financial performance and condition; and furnishing tax returns and other operating and financial information to us;

(m)  types, amounts, terms and conditions of insurance coverage required to be carried for the Restaurant and standards for underwriters of policies providing required insurance coverage; our protection and rights under such policies as an additional named insured; required or impermissible insurance contract provisions; assignment of policy rights to us; periodic verification of insurance coverage that must be furnished to us; our right to obtain insurance coverage for the Restaurant at your expense if you fail to obtain required coverage; our right to defend claims; and similar matters relating to insured and uninsured claims;

(n)  the maximum prices you may charge and advertise for certain menu items;

(o)  complying with applicable laws; obtaining required licenses and permits; adhering to good business practices; observing high standards of honesty, integrity, fair dealing and ethical business conduct in all dealings with customers, suppliers and us; and notifying us if any action, suit or proceeding is commenced against you or the Restaurant;

(p)  your purchase, use and display of audio or visual media, display devices or furniture for your Restaurant’s customers, and the manner of your sale or lending such media to them; and

(q)  regulation of such other aspects of the operation and maintenance of the Restaurant that we determine from time to time to be useful to preserve or enhance the efficient operation, image or goodwill of the Marks and EVOS® Restaurants.

You agree that System Standards prescribed from time to time in the Manual, or otherwise communicated to you in writing or other tangible form, constitute provisions of this Agreement as if fully set forth.  All references to this Agreement include all System Standards as periodically modified.

10.3.  Modification of System Standards.  We may periodically modify System Standards, which may accommodate regional or local variations as we determine, and any such modifications may obligate you to invest additional capital in the Restaurant (“Capital Modifications”) and/or incur higher operating costs; provided, however, that such Capital Modifications will not alter your fundamental status and rights under this Agreement.  You are obligated to comply with all modifications to System Standards within the time period we specify.  Capital Modifications are in addition to the costs you will incur to repair, replace or refurbish your equipment and fixtures from time to time.  Capital Modifications do no include any expenditures you must, or choose to make solely in order to comply with applicable laws, or governmental rules or  regulations (e.g. ADA compliance).

10.4.  Interior and Exterior Upkeep.  You must at all times maintain the Restaurant’s interior and exterior and the surrounding area in the highest degree of cleanliness, orderliness and sanitation and comply with the requirements regarding the upkeep of the Restaurant established in the Manuals and by federal, state and local laws.

10.5.  Hours of Operation.  You must operate the Restaurant during the hours and on the days prescribed by us in the Manuals or otherwise approved in advance in writing by us.

10.6.  Accounting, Computers and Records.  You must provide your own internet service provider, with access via IDSL or other medium we designate.  You must use in developing and operating the Restaurant the MIS System, including computer equipment and operating and accounting software (the “Computer System”) that we periodically specify.  We may require you to obtain specified computer hardware or software and may modify specifications for any components of the Computer System from time to time.  Our modifications and specifications for components of the Computer System may require you to incur costs to purchase, lease or license new or modified computer hardware or software to obtain service and support for the Computer System during the term.  You agree to incur such costs in connection with obtaining the computer hardware and software comprising the Computer System (or additions or modifications)  as long as the Computer System we specify for use is the same Computer System that we, or our affiliates, then currently use in EVOS® Restaurants that we, or they, own and operate.  Within 30 days after you receive notice from us, you must obtain the components  of the Computer System that we designate and require.  The Computer System must be capable of connecting your computers with our computer system so that we can daily review the results of your Restaurant’s operations.  We also have the right to require you to purchase, lease or license modifications of and enhancements made to any proprietary software that we license to you and other maintenance and support services that we, or our affiliates, furnish to you related to the Computer System or your access to and use of the EVOS® intranet system.  You must: (a) supply us with any and all codes, passwords, and information necessary to have access to your Computer System and not change any of them without first notifying us; and (b) not load or utilize any software on the Computer System that we have not specified or approved for use.  You agree to comply with the terms of any terms of use, privacy policies, or user rules we may designate in our sole discretion relating to the Computer System and any website we designate.

10.7.  Trade Accounts and Taxes.  You must: (a) maintain your trade accounts in a current status and seek to resolve any disputes with trade suppliers promptly; and (b) timely pay all taxes incurred in connection with your Restaurant’s operations.  Your failure to do so is a material breach of this Agreement.  If you fail to maintain your trade accounts in a current status, timely pay such taxes or any other amounts owing to any third parties or perform any non-monetary obligations to third parties, we may, but are not required to, pay any and all such amounts and perform such obligations on your behalf.  If we elect to do so, then you must reimburse us for such amounts.  You agree to repay us immediately upon receipt of our invoice.  We may also set-off the amount of any such reimbursement obligations against all amounts which we may owe you.

10.8.  Proprietary Materials.  You must purchase from us, or approved manufacturers, or suppliers, all articles used in operating the Restaurant and bearing any of the Marks or utilizing any of our proprietary recipes of food service preparation methods.  These items may include certain feeds, ingredients, condiments, paper goods, employee clothing (such as shirts, hats and aprons) and menus (collectively, the “Proprietary Materials”), at then prevailing prices, plus freight, taxes and delivery costs.

10.9.  Approved Products.  You must not sell any food or beverage products or other items at the Restaurant that we have not previously approved for sale.  You must only use and display menus that have been prescribed or approved (except for prices) in advance by us.  You must sell all the food and beverage products that are included on the prescribed or approved menus, and no others.  We may negotiate group or volume purchasing arrangements with approved suppliers and you must participate in the arrangements.  We will be entitled to all rebates, bonuses and promotional benefits associated with those programs.  You must strictly follow all of our recipes for all menu items as such recipes are specified from time to time in the Manuals or otherwise.  You must not, without our prior written consent, sell, dispense, give away or otherwise provide food or beverage products or other items except by means of retail sales or complimentary meals to employees or customers at the Restaurant, or a program of charitable giving.  You must immediately implement changes to the products, food, service or other items requested by us, including menu changes.  You must maintain an inventory of food and beverage products sufficient to meet the daily demands of the Restaurant for all items specified in the menus.  Any and all recipes or menu changes submitted by you for inclusion on the menus will become our property and you agree to sign all documents necessary to convey all rights and title, including all rights in such recipes to us.

10.10.  Management.  Unless we agree otherwise, you, or one of your owners, must assume responsibility for the Restaurant’s day-to-day management and operation and supervise the Restaurant’s personnel.  The Restaurant must at all times be under your, or your owner’s, direct supervision and control, but recognizing that you will employ agents (trained management personnel) on-site who will act at your direction.  Unless we approve otherwise, one of your original principal owners must have and retain at least 51% ownership of the Restaurant.

10.11.  Personnel.  You must hire, train and supervise Restaurant personnel in accordance with the specifications set forth in the Manuals.  All personnel must meet every requirement imposed by applicable federal, state and local law and those required by us as a condition to their employment.  All persons you employ that have access to any of the Confidential Information must sign a Confidentiality and Noncompetition Agreement in a form satisfactory to us.  You are responsible to have such

Confidentiality and Noncompetition Agreement signed and sent to us before you are granted any access to Confidential Information.  You are liable to us for any unauthorized disclosure of such information by any of your Owners, directors, employees, representatives or agents.

10.12.  Other Services.  We may, at our option, permit you to or require you to offer new or additional products or services through your Business, like catering, Delivery Service, Drive-Thru Service and any other products and services we may designate from time to time (collectively, the “Other Services”).  For example, if we designate a “Delivery Area,” we may permit or require you to provide catering, delivery or other similar services from your Restaurant or at locations other than your Restaurant (e.g., fairs, concerts, or other public or private events) (collectively, “Delivery Service”) and if so, you must you comply with all the terms and conditions of this Agreement and all of our System Standards applicable to your provision of Delivery Service.  You must provide us at least 90 days written notice prior to your election to provide Delivery Service and you must not establish another outlet or property (other than the Site) for use in connection with your provision of Delivery Service.  The Delivery Area in which you will be permitted to provide Delivery Service, if any, may be designated on Exhibit C to this Agreement.  We will not be deemed to have granted any Delivery Area to you unless we designate it on Exhibit C and both you and we initial such designation.   Also, for example, we may also require you to offer drive-thru or curbside type service (collectively, “Drive-Thru Service”) as part of your Other Services.  If we require you to offer Drive Thru Service, we will provide you a period of time we designate, but not less than 30 days, to, at your expense and in accordance with our System Standards for Drive-Thru Service, reconfigure your EVOS Restaurant to add one or more drive through lanes, and one or more service windows.  If we determine that your Site cannot support Drive-Thru Service or any Other Services we deem mandatory, we may require you to relocate your Site in accordance with our System Standards.  If you provide any Other Services, you must provide that (1) you ensure that your customers receive at all times high quality service, and food and beverage products prepared and maintained in accordance with our System Standards; and (2) you will not provide any Other Services to any location outside of the areas we designate for your providing such Other Services.  You must maintain the condition appearance of and perform maintenance with respect to all vehicles, serve where and equipment used in connection with your providing Other Services in accordance with our System Standards.  Your providing Other Services will be governed by this Agreement, unless otherwise agreed to in writing between us and you, and you must ensure that all Other Services and all off-Site, on-Site, catering, delivery drivers or any other personnel engaged in any aspect of Other Services strictly adhere to and comply with all applicable laws, rules and regulations (e.g., those relating to providing catering and delivery services).  You must maintain adequate motor vehicle liability and other insurance of the types and in the amounts that we may designate from time to time for such Other Services.  If you fail to comply with any of your obligations in connection with providing Other Services, then, in addition to any other rights or any remedies that we may have (including the right to terminate this Agreement), we may temporarily suspend or permanently terminate your rights to provide any particular or all Other Services or restrict the geographic area in which you may provide any or all Other Services.

11.	ADVERTISING AND PROMOTION.

11.1.  Establishment of System Fund.  We may establish a System Fund (the “System Fund”) for such advertising, marketing and public relations programs and materials on a System-wide basis that we deem necessary or appropriate in our sole judgment.  You agree to, upon notice from us, contribute to the System Fund such amounts that we prescribe from time to time (the “System Contributions”), not to exceed 2% of your Gross Sales per Accounting Period (except as described below), payable in the same manner as the Royalty.  We reserve the right to defer or reduce System Contributions of an EVOS® Restaurant franchise owner and, upon 30 days’ prior written notice to you, to reduce or suspend System Contributions to and operations of the System Fund for one or more periods of any length and to terminate (and, if terminated, to reinstate) the System Fund.  If the System Fund is terminated, all unspent monies, less any outstanding accounts payable and other obligations, on the date of termination will be distributed to our franchise owners in proportion to their respective System Contributions to the System Fund during the preceding 12 Accounting Periods.  Our affiliates will contribute to the System Fund on the same basis as franchise owners for any EVOS® Restaurants they own and operate.

11.2.  Use of the Funds.  We will direct all programs financed by the System Fund, with sole discretion over all fit activities, including without limitation, the creative concepts, materials and endorsements, and the geographic, market and media placement and allocation.  You agree that the System Fund may be used to pay the costs of, without limitations, preparing and producing video, audio and written advertising materials; administering regional and multi-regional advertising programs, including, without limitation, purchasing direct mail and other media advertising and employing advertising, promotion and marketing agencies; marketing and advertising training programs and materials; and supporting public relations, market research and other advertising, promotion and marketing activities.  The System Fund periodically will furnish you with samples of advertising, marketing and promotional formats and materials at no cost.  Multiple copies of such materials will be furnished to you at our direct cost of producing them, plus any related shipping, handling and storage charges.

11.3.  Accounting for the Fund.  The System Fund will be accounted for separately from our other funds and will not be used to defray any of our general operating expenses, except for such reasonable salaries, administrative costs, travel expenses and overhead, including rent and utilities, as we may incur in activities related to the development and administration of the System Fund and its programs, including, without limitation, conducting market research, recipe, product and menu development, preparing advertising, promotion and marketing materials and collecting and accounting for contributions to the System Fund. All interest earned on monies contributed to the System Fund will be used to pay advertising costs before other assets of the System Fund are expended.  We may spend, on behalf of the System Fund, in any fiscal year an amount greater or less than the aggregate contribution of all EVOS® Restaurants to the System Fund in that year.  The System Fund may borrow from us or others to cover deficits or invest any surplus for future use.  If we lend money to the System Fund, we may charge interest at an annual rate 1% greater than the rates we pay our lenders.  We will prepare an annual statement of monies collected and costs incurred by the System Fund and furnish the statement to you upon written request.  We have the right to cause the System Fund to be incorporated or operated through a separate entity at such time as we deem appropriate, and such successor entity will have all of the rights and duties specified in this Agreement.

11.4.  System Fund Limitations.  You acknowledge that the System Fund is intended to maximize recognition of the Marks and patronage of EVOS® Restaurants.  Although we will endeavor to utilize the System Fund to, among its activities, develop advertising and marketing materials and programs and to place advertising that will benefit all EVOS® Restaurants, we undertake no obligation to ensure that expenditures by the System Fund in or affecting any geographic area are proportionate or equivalent to the contributions to the System Fund by EVOS® Restaurants operating in that geographic area or that any EVOS® Restaurant will benefit directly or in proportion to its contribution to the System Fund from the development of advertising and marketing materials or the placement of advertising.  Except as expressly provided in this section, we assume no direct or indirect liability or obligation to you with respect to maintaining, directing, administering or collecting amounts due to the System Fund.

11.5.  Local Advertising and Promotion.  You agree that any advertising, promotion and marketing you conduct will be completely clear and factual and not misleading and conform to the highest standards of ethical marketing and the promotion policies which we prescribe from time to time.  Samples of all advertising, promotional and marketing materials which we have not prepared or previously approved must be submitted to us for approval before you use them.  If you do not receive written approval within 15 days after our receipt of such materials, we will be deemed to have disapproved the materials.  You may not use any advertising or promotional materials that we have not approved.  You must spend a minimum of 2% of your Gross Sales on approved forms of local advertising and promotion, measured over continuing 6 Financial Statement Periods.

11.6.  Co-op Participation and Contributions.  If a group of EVOS® Restaurant Franchise Owners is established in a geographic area in which your Restaurant is located to do joint advertising, marketing and promotion (the “Co-op”), you must join and actively participate in it.  You also must contribute to the Co-op such amounts as are determined from time to time by us, not greater than 2% of your Gross Sales.  Your contribution to the fund will not exceed 2% of Gross Sales unless such higher sum is determined in accordance with the rules, regulations and procedures of the Co-op.  Your local advertising requirement will be reduced by the amount that you contribute to any Co-op.  We will set the amount of those contributions.  The Co-op will adopt its own rules, regulations and procedures, which you must follow.  However, the rules, regulations and procedures of the Co-op must be approved by us.  All advertising utilized by the Co-op must not be used unless and until we have reviewed and approved it.  The Co-op will, at its expense, use our mandated accounting system and any MIS System we designate.  We also have the right to participate in any meetings of the Co-op and its members.  Your failure to timely contribute the amounts required by the Co-op constitutes a material breach of the provisions of this Agreement and we may offset against any amounts we otherwise owe to you the amount of your Co-op contributions and pay such contributions for you.

11.7.  Websites.  We have the right to control or designate the manner of your use of all URLs, domain names, website addresses, metatags, links, key words, e-mail addresses and any other means of electronic identification or origin (“e-names”).  We also have the right to designate, approve, control or limit all aspects of your use of the Internet, Intranet, World Wide Web, wireless technology, digital cable, use of e-names, e-mail, home pages, bulletin boards, chatrooms, linking, framing, on-line purchasing cooperatives, marketplaces, barter exchanges, and related technologies, methods, techniques, registrations, networking, and any electronic communication, commerce, computations, or any means of interactive electronic documents contained in a network of computers or similar devices linked by communications software or hardware (collectively, “e-commerce”).  You must follow all of our policies and procedures for the use and regulation of e-commerce.  We may require that you provide graphical, photographic, written or other forms of artistic or literary content to us for use in e-commerce activities associated with the Marks or the System which we may designate.  We may restrict your use of e-commerce to a centralized website, portal or network or other form of e-commerce that we designate or operate.  We may require that you provide information to us via e-commerce.  You agree to be bound by any terms of use, privacy policy and copyright notice and takedown policies and the like that we establish from time to time.  We may require you to, at your expense, coordinate your e-commerce activities with us, other EVOS® Restaurants, suppliers and affiliates.  We may require you to utilize the computers we designate and participate in any internet or intranet networks

(collectively, the “MIS System”) we establish and obtain the services of and pay the then current fees for ISP and ASP, data polling services and the like.  You recognize and agree that we own all rights, title and interest in and to any and all websites and any e-names we commission or utilize, or require or permit you to utilize, in connection with the System which bear our Marks or any derivative of our Marks. You also recognize and agree that we own all rights, title and interest in and to any and all data or other information collected via e-commerce related to the System or the Marks, including any customer data, click-stream data, cookies, user data, hits and the like.  Such data or other information also constitutes our Confidential Information.

11.8.  Promotion of the Franchise System.  You agree to place and display at the Site and on any vehicles your Business operates, any and all materials promoting the Franchise System that we from time to time provide to you or designate.  You will place and display all such materials in the manner in which we designate.  We may require you, at your expense, to obtain vanity phone numbers and e-names we designate.

12.	RECORDS, REPORTS AND FINANCIAL STATEMENTS.

12.1.  Accounting System. You must obtain your accounting services and any required hardware or software related to them.  You must at all times maintain the records reasonably specified in the Manuals, including, without limitation, sales, inventory and expense information. You must report gross sales and other business information to us using the format, reporting system and accounting system (the “AccountingSystem”) that we require from time to time, including your use of a uniform chart of accounts we specify.  We may require that:  the Accounting System reside on our computer system and we will provide you access to the Accounting System through the Internet; the Accounting Systems reside at a location designated by us, and you must establish access to the Accounting System via the Internet at your cost.  You must deliver to us the financial and operating reports in the form, manner, content and time we specify from time to time, including via access to the Accounting System.  You will update all information in the Accounting System at least weekly, including but not limited to revenues, expenditures and other pertinent data.  We may periodically change the Accounting System and the suppliers of accounting services.  You will make available for our review and inspection during normal business hours all original books and records that we want to ascertain and verify financial statements or reports.  You will maintain all of your books and records in accordance with generally accepted accounting principles.  You will maintain and preserve such records during the entire Term and for 10 years following expiration or termination of this Agreement.  Such records include deposit reports and receipts, cash receipts journal, general ledgers, cash disbursement journals, weekly payroll registers, monthly bank statements, supplier invoices (paid and unpaid), accounts payable journals, balance sheets, profit and loss statements, inventory records, records of wholesale accounts and such other records as we may require.  We may use the information obtained as we deem appropriate, except that information you designate as confidential will not be disclosed to third parties in a manner that identifies you as the subject or source except: (i) with your permission, (ii) as may be required by law, (iii) in connection with audits or collections under this Agreement; or shared within the EVOS® Restaurant System (you understand that we disseminate operational and financial data throughout the System and to prospects).  We may require you to use approved computer hardware and software in order to maintain the Accounting System and other communication processes.

12.2.  Reports.  You agree to furnish to us on such forms that we prescribe from time to time:

(a)  on the Report Day, a report on your Restaurant’s Gross Sales during the preceding Accounting Period;

(b)  within 20 days after the end of each Accounting Period, a profit and loss statement for the Restaurant for the immediately preceding Accounting Period and year-to-date and a balance sheet as of the end of such Accounting Period;

(c)  within 60 days after the end of the Restaurant’s fiscal year, annual profit and loss and source and use of funds statements and a balance sheet for the Restaurant as of the end of such fiscal year; and

(d)  on the Report Days we specify, a uniform chart of accounts.

12.3.  Access to Information.  You agree to verify and sign each report and financial statement in the manner we prescribe.  We have the right to disclose data derived from such reports.  We also have the right to require you to have reviewed or audited financial statements prepared on an annual basis if you have been late in making payments or sending us reports or we determine that you have understated Gross Sales by over 2% twice or more during any 18-month period.  You will provide us copies of any reviewed or audited financial statements (if any) promptly after you receive them.  Moreover, we have the right as often as we deem appropriate (including on a daily basis) to access all computer registers and other computer systems that you are required to maintain in connection with the operation of the Restaurant and to retrieve all information relating to the Restaurant’s operations.  At our request, you will promptly send us true and correct copies of all federal and state income, sales, excise and other tax returns.

13.	INSPECTIONS AND AUDITS.

13.1.  Our Right to Inspect the Restaurant.  To determine whether you and the Restaurant are complying with this Agreement and all System Standards, we and our designated agents have the right at any time during your regular business hours, and without prior notice to you, to:

(a)  inspect the Restaurant;

(b)  observe, photograph and videotape the operations of the Restaurant for such consecutive or intermittent periods as we deem necessary;

(c)  remove samples of any products, materials or supplies for testing and analysis;

(d)  interview personnel and customers of the Restaurant; and

(e)  inspect and copy any books, records, tax returns and documents relating to your operation of the Restaurant.

You agree to cooperate with us fully in connection with any such inspections, observations, photographing, videotaping, product removal and interviews.  You agree to present to your customers such evaluation forms that we periodically prescribe and to participate and/or request your customers to participate in any surveys performed by us or on our behalf.  You must immediately correct or repair any unsatisfactory conditions we specify.

13.2.  Our Right to Audit.  We have the right at any time during your business hours, and without prior notice to you, to inspect and audit, or cause to be inspected and audited, your (if you are a Business Entity) and the Restaurant’s business, bookkeeping and accounting records, sales and income tax records and returns and other records.  You agree to cooperate fully with our representatives and independent accountants we hire to conduct any such inspection or audit.  You must immediately pay us any shortfall in the amounts you owe us (regardless of the degree), including late fees and interest.  You agree to reimburse us for the cost of such inspection or audit, including, without limitation, the charges of attorneys and independent accountants and the travel expenses, room and board and compensation of our employees if:

(a)  our inspection or audit is made necessary by your failure to furnish reports, supporting records or other information we require, or to furnish such items on a timely basis; and/or

(b)  our audit or inspection reveals that you understated Gross Sales by over 2%.

The foregoing remedies are in addition to our other remedies and rights under this Agreement and applicable law.

14.	TRANSFER.

14.1.  By Us.  This Agreement is fully transferable by us and will inure to the benefit of any transferee or other legal successor to our interests.

14.2.  By You.  You understand and acknowledge that the rights and duties created by this Agreement are personal to you (or, if you are a Business Entity, to your owners) and that we have granted the Franchise to you in reliance upon our perceptions of your (or your owners’) individual or collective character, skill, aptitude, attitude, business ability and financial capacity.  Accordingly, neither this Agreement (nor any interest in it) nor any ownership or other interest in you or the Restaurant may be transferred without our prior written approval.  Any transfer without such approval constitutes a breach of this Agreement and is void and of no effect.  As used in this Agreement, the term “transfer” includes your (or your owners’) voluntary, involuntary, direct or indirect assignment, sale, gift or other disposition of any interest in: (a) this Agreement; (b) you; or (c) the Restaurant.

An assignment, sale, gift or other disposition includes the following events:

(i)	transfer of ownership of 10% or more of any capital stock or a partnership interest or any other interest that affects control over the Business Entity;

(ii)	merger or consolidation or issuance of additional securities or interests representing an ownership interest in you;

(iii)	any issuance or sale of your stock or any security convertible to your stock;

(iv)	transfer of an interest in you, this Agreement or the Restaurant in a divorce, insolvency or corporate or partnership dissolution proceeding or otherwise by operation of law;

(v)
transfer of an interest in you, this Agreement or the Restaurant, in the event of your death or the death of one of your owners, by will, declaration of or transfer in trust or under the laws of intestate succession; or

(vi)
pledge of this Agreement (to someone other than us) or of an ownership interest in you as security, foreclosure upon the Restaurant or your transfer, surrender or loss of possession, control or management of the Restaurant.

14.3.  Conditions for Approval of Transfer.  If you (and your owners) are in full compliance with this Agreement, then subject to the other provisions of this section , we will approve a transfer that meets all the applicable requirements of this section.  The proposed transferee and its direct and indirect owners must be individuals of good character and otherwise meet our then applicable standards for EVOS® Restaurant franchise owners.  A transfer of ownership, possession or control of the Restaurant may be made only in conjunction with a transfer of this Agreement.  If the transfer is of this Agreement or a controlling interest in you, or is one of a series of transfers which in the aggregate constitute the transfer of this Agreement or a controlling interest in you, all of the following conditions must be met prior to or concurrently with the effective date of the transfer:

(a)  the transferee has sufficient business experience, character, aptitude and financial resources to operate the Restaurant;

(b)  you have paid all Royalties, System Fund contributions, Co-op fund contributions, amounts owed for purchases from us and all other amounts owed to us or to third-party creditors and have submitted all required reports and statements;

(c)  the transferee (or its owners) have agreed to complete our standard training program, at their expense;

(d)  the transferee has agreed to be bound by all of the terms and conditions of this Agreement;

(e)  the transferee has entered into our then-current form of Franchise Agreement;

(f)  the transferee agrees to upgrade the Restaurant to conform to our then-current standards and specifications;

(g)  you or the transferee pay us a transfer fee equal to $7,000 to defray expenses we incur in connection with the transfer, including the costs of training the transferee (or its owners) and other personnel.  If the proposed transfer is among your owners, the transfer fee will be equal to $1,500 (However, in addition to such fees you will remain responsible for any lodging and meal expenses associated with our on-site training of your personnel, if any);

(h)  you (and your transferring owners) have signed a general release, in form satisfactory to us, of any and all claims against us and our shareholders, officers, directors, employees and agents;

(i)  we have approved the material terms and conditions of such transfer and determined that the price and terms of payment will not adversely affect the transferee’s operation of the Restaurant;

(j)  if you or your owners finance any part of the sale price of the transferred interest, you and/or your owners have agreed that all of the transferee’s obligations pursuant to any promissory notes, agreements or security interests that you or your owners have reserved in the Restaurant are subordinate to the transferee’s obligation to pay Royalties, System Fund contributions, Co-op fund contributions and other amounts due to us and otherwise to comply with this Agreement;

(k)  you and your transferring owners (and your and your owners’ spouses and children) have signed a non-competition covenant in favor of us and the transferee agreeing to be bound, commencing on the effective date of the transfer, by the restrictions contained in this Agreement; and

(l)  you and your transferring owners have agreed that you and they will not directly or indirectly at any time or in any manner (except with respect to other EVOS® Restaurants you own and operate) identify yourself or themselves or any business as a current or former EVOS® Restaurant, or as one of our licensees or franchise owners, use any Mark, any colorable imitation of a Mark, or other indicia of an EVOS® Restaurant in any manner or for any purpose or utilize for any purpose any trade name, trade or service mark or other commercial symbol that suggests or indicates a connection or association with us.

We are not obligated to provide transferees on-site pre-opening or grand opening assistance.

14.4.  Transfer to a Business Entity.  If you are in full compliance with this Agreement, you may transfer this Agreement to a Business Entity that conducts no business other than the Restaurant and, if applicable, other EVOS® Restaurants so long as you own, control and have the right to vote 51% or more of its issued and outstanding ownership interests (like stock or partnership interests) and you guarantee its performance under this Agreement.  All other owners are subject to our approval.  The organizational or governing documents of the Business Entity must recite that the issuance and transfer of any ownership interests in the Business Entity are restricted by the terms of this Agreement, are subject to our approval, and all certificates or other documents representing ownership interests in the Business Entity must bear a legend referring to the restrictions of this Agreement.  As a condition of our approval of the issuance or transfer of ownership interests to any person other than you, we may require (in addition to the other requirements we have the right to impose) that the proposed owner sign an agreement, in a form provided or approved by us, agreeing to be bound jointly and severally by, to comply with, and to guarantee the performance of, all of the your obligations under this Agreement.

14.5.  Transfer Upon Death or Disability.  Upon your death or disability or, if you are a Business Entity, the death or disability of the owner of a controlling interest in you, we may require you (or such owner’s executor, administrator, conservator, guardian or other personal representative) to transfer your interest in this Agreement (or such owner’s interest in you) to a third party.  Such disposition (including, without limitation, transfer by bequest or inheritance) must be completed within the time we designate, not less than 1 month but not more than 6 months from the date of death or disability.  Such disposition will be subject to all of the terms and conditions applicable to transfers contained in this section.  A failure to transfer your interest in this Agreement or the ownership interest in you within this period of time constitutes a breach of this Agreement.  For purposes of this Agreement, the term “disability” means a mental or physical disability, impairment or condition that is reasonably expected to prevent or actually does prevent you or an owner of a controlling interest in you from managing and operating the Restaurant.

14.6.  Operation Upon Death or Disability.  If, upon your death or disability or the death or disability of the owner of a controlling interest in you, the Restaurant is not being managed by a trained manager, your or such owner’s executor, administrator, conservator, guardian or other personal representative must within a reasonable time, not to exceed 15 days from the date of death or disability, appoint a manager to operate the Restaurant.  Such manager will be required to complete training at your expense.  Pending the appointment of a manager as provided above or if, in our judgment, the Restaurant is not being managed properly any time after your death or disability or after the death or disability of the owner of a controlling interest in you, we have the right, but not the obligation, to appoint a manager for the Restaurant.  All funds from the operation of the Restaurant during the management by our appointed manager will be kept in a separate account, and all expenses of the Restaurant, including compensation, other costs and travel and living expenses of our manager, will be charged to this account.  We also have the right to charge a reasonable management fee (in addition to the Royalty, System Fund contributions and Co-op fund contributions payable under this Agreement) during the period that our appointed manager manages the Restaurant.  Operation of the Restaurant during any such period will be on your behalf, provided that we only have a duty to utilize our best efforts and will not be liable to you or your owners for any debts, losses or obligations incurred by the Restaurant or to any of your creditors for any products, materials, supplies or services the Restaurant purchases during any period it is managed by our appointed manager.

14.7.  Effect of Consent to Transfer.  Our consent to a transfer of this Agreement and the Restaurant or any interest in you does not constitute a representation as to the fairness of the terms of any contract between you and the transferee, a guarantee of the prospects of success of the Restaurant or transferee or a waiver of any claims we may have against you (or your owners) or of our right to demand the transferee’s exact compliance with any of the terms or conditions of this Agreement.

14.8.  Our Right of First Refusal.  If you (or any of your owners) at any time determine to sell, assign or transfer for consideration an interest in this Agreement and the Restaurant or an ownership interest in you, you (or such owner) agree to obtain a bona fide, executed written offer and earnest money deposit (in the amount of 5% or more of the offering price) from a responsible and fully disclosed offeror (including lists of the owners of record and all beneficial owners of any corporate or limited liability company offeror and all general and limited partners of any partnership offeror and, in the case of a publicly-held corporation or limited partnership, copies of the most current annual and quarterly reports and Form 10K) and within 5 days of receipt submit to us a true and complete copy of such offer, which includes details of the payment terms of the proposed sale and the sources and terms of any financing for the proposed purchase price.  To be a valid, bona fide offer, the proposed purchase price must be denominated in a dollar amount.  The offer must apply only to an interest in you or in this Agreement and the Restaurant and may not include an offer to purchase any of your (or your owners’) other property or rights.  However, if the offeror proposes to buy any other property or rights from you (or your owners) under a separate, contemporaneous offer, such separate, contemporaneous offer must be disclosed to us, and the price and terms of purchase offered to you (or your owners) for the interest in you or in this Agreement and the Restaurant must reflect the bona fide price offered and not reflect any value for any other property or rights.

We have the right, exercisable by written notice delivered to you or your selling owner(s) within 30 days from the date of the delivery to us of both an exact copy of such offer and all other information we request, to purchase such interest for the price and on the terms and conditions contained in such offer, provided that:

(a)  we may substitute cash for any form of payment proposed in such offer (with a discounted amount if an interest rate will be charged on any deferred payments);

(b)  our credit will be deemed equal to the credit of any proposed purchaser;

(c)  we will have not less than 30 days after giving notice of our election to purchase to prepare for closing; and

(d)  we are entitled to receive, and you and your owners agree to make, all customary representations and warranties given by the seller of the assets of a business or the capital stock of an incorporated business, as applicable, including, without limitation, representations and warranties as to:

(e)  ownership and condition of and title to stock or other forms of ownership interest and/or assets;

(f)  liens and encumbrances relating to the stock or other ownership interest and/or assets; and

(g)  validity of contracts and the liabilities, contingent or otherwise, of the corporation whose stock is being purchased.

If we exercise our right of first refusal, you and your selling owner(s) agree that, for a period of 2 years commencing on the date of the closing, you and they will be bound by the non-competition covenant contained within this Agreement.  You and your selling owner(s) further agree that you and they will, during this same time period, abide by the restrictions of this Agreement.

If we do not exercise our right of first refusal, you or your owners may complete the sale to such purchaser pursuant to and on the exact terms of such offer, subject to our approval of the transfer, provided that, if the sale to such purchaser is not completed within 120 days after delivery of such offer to us, or if there is a material change in the terms of the sale (which you agree promptly to communicate to us), we will have an additional right of first refusal during the 30 day period following either the expiration of such 120 day period or notice to us of the material change(s) in the terms of the sale, either on the terms originally offered or the modified terms, at our option.

15.	SUCCESSOR TERMS.

15.1.  Acquisition.  Upon expiration of this Agreement, subject to the conditions of this section, you will have the right to acquire a successor franchise to operate an EVOS® Restaurant for 2 additional 5-year periods on the terms and conditions of the franchise agreement we are then using in granting franchises for EVOS® Restaurants, if you (and each of your owners) have substantially complied with this Agreement during its Term, and either:

(a)  you maintain possession of and agree to remodel and/or expand the Restaurant, add or replace improvements, equipment and signs and otherwise modify the Restaurant as we require to bring it into compliance with specifications and standards then applicable for EVOS® Restaurants; or

(b)  if you are unable to maintain possession of the Site, or if in our judgment the Restaurant should be relocated, you secure substitute premises we approve, develop such premises in compliance with specifications and standards then applicable for EVOS® Restaurants and continue to operate the Restaurant at the Site until operations are transferred to the substitute premises.

15.2.  Grant.  You must give us written notice of your election to acquire a successor franchise during the last year of the Term, but no later than 180 days before expiration.  We will respond (“Response Notice”), within 90 days after we receive your notice, of our decision, either:

(a)  to grant you a successor franchise;

(b)  to grant you a successor franchise on the condition that deficiencies of the Restaurant, or in your operation of the Restaurant, are corrected; or

(c)  not to grant you a successor franchise based on our determination that you and your owners have not substantially complied with this Agreement during its Term.

If applicable, our Response Notice will:

(a)           describe the remodeling and/or expansion of the Restaurant and other improvements or modifications required to bring the Restaurant into compliance with then applicable specifications and standards for EVOS® Restaurants; and

(b)           state the actions you must take to correct operating deficiencies and the time period in which such deficiencies must be corrected.

If we elect not to grant a successor franchise, the Response Notice will describe the reasons for our decision.  Your right to acquire a successor franchise is subject to your continued compliance with all of the terms and conditions of this Agreement through the date of its expiration, in addition to your compliance with the obligations described in the Response Notice.

In our discretion, we may extend the Term for such period of time as we deem necessary in order to provide you with either reasonable time to correct deficiencies or 90 days notice of our refusal to grant a successor franchise.

15.3.  Agreements/Releases.  If you satisfy all of the other conditions to the grant of a successor franchise, you and your owners agree to sign the form of franchise agreement and any ancillary agreements we are then customarily using in connection with the grant of successor franchises for EVOS® Restaurants.  You and your owners further agree to sign general releases, in form satisfactory to us, of any and all claims against us and our shareholders, officers, directors, employees, agents, successors and assigns.  Failure by you or your owners to sign such agreements and releases and deliver them to us for acceptance and signature within 60 days after their delivery to you will be deemed an election not to acquire a successor franchise.

15.4.  Training and Refresher Programs.  Our grant of a successor franchise is also conditioned on the satisfactory completion by you (or a your owners) of any new training and refresher programs as we may reasonably require.

15.5.  Fees and Expenses.  Our grant of a successor franchise is contingent on your payment to us of a successor franchise fee in the amount of $7,000.  We must receive the fee from you at the time of your election, but not later than 180 days prior to the expiration date of this Agreement.  In addition, we have the right to charge you for services we render to you and expenses we incur in conjunction with the grant of the successor franchise.  Payment of those charges is due upon your receipt of our invoice.

15.6.  Subsequent Successor Franchises.  The fees and other conditions for any later granting of subsequent successor franchises will be governed by the successor franchise agreement (as described above); except that the first 5-year successor franchise will also be for 5 years.

16.	TERMINATION OF AGREEMENT.

16.1.  Termination of Service.  If we are entitled to terminate this Agreement in accordance with any of its provisions, we will have the option to terminate or suspend any one or more of any of the services we provide or rights we offer, instead of terminating this Agreement, including:

(a)  your right to participate in any convention offered by us from time to time;

(b)  your right to provide Delivery Services, provide or participate in any call center, order fulfillment services we develop or provide, or your right to provide live music or other entertainment at your Restaurant;

(c)  your right to participate in any services that we provide in connection with any website or marketing services, the System Fund or the like; and any exclusivity for the trade area granted to you under this Agreement; or

(d)  your right to participate in Preferred Vendor Programs.

If we terminate or suspend any of your rights under this Agreement in accordance with this section, we will provide you five days prior written notice of such suspension or termination.  If any such rights, options or arrangements are terminated or suspended in accordance with this section, such termination or suspension will be without prejudice to and will not be a waiver or release of any of our rights to terminate this Agreement in accordance with its terms, or to terminate any other rights, options or arrangements under this Agreement or any other agreement between you and us at any time thereafter, for the same default or as a result of any additional defaults of the terms of this Agreement or other agreements between you and us.

16.2.  On Notice.  We have the right to terminate this Agreement, effective upon delivery of written notice of termination to you, if:

(a)  you (or any of your owners) have made any material misrepresentation or omission in connection with your purchase of the Franchise;

(b)  you fail to begin operating the Restaurant within 9 months of the Agreement Date;

(c)  you or your owners fail to successfully complete initial or any other training to our satisfaction;

(d)  you abandon the Restaurant or fail to actively operate the Restaurant for 1 or more consecutive business days, unless the Restaurant has been closed for a purpose we have approved or because of casualty or government order;

(e)  you surrender or transfer control of the operation of the Restaurant without our prior written consent;

(f)  you (or any of your owners) are or have been convicted by a trial court of, or plead or have pleaded no contest, or guilty, to, a felony or other serious crime or offense;

(g)  you (or any of your owners) engage in any dishonest or unethical conduct which may adversely affect the reputation of the Restaurant or another EVOS® Restaurants or the goodwill associated with the Marks;

(h)  you understate Gross Sales by 3% or more, or our audits or investigations show that you understated Gross Sales by 2% or more 2 or more times during any 18-month period;

(i)  you (or any of your owners) make an unauthorized assignment of this Agreement or of an ownership interest in you, the Restaurant or the Art;

(j)  in the event of your death or disability or the death or disability of the owner of a controlling interest in you, this Agreement or such owner’s interest in you is not assigned as required under this Agreement;

(k)  you lose the right to possession of the Site;

(l)  you (or any of your owners) make any unauthorized use or disclosure of any Confidential Information or use, duplicate or disclose any portion of the Manual in violation of this Agreement;

(m)  you violate any health, safety or sanitation law, ordinance or regulation and do not cure the violation within 24 hours to both our satisfaction and that of the governmental authority;

(n)  you fail to make payments of any amounts due to us and do not correct such failure within 30 days after written notice of such failure is delivered to you;

(o)  you fail to pay when due any federal or state income, service, sales or other taxes due on the operations of the Restaurant, unless you are in good faith contesting your liability for such taxes;

(p)  you (or any of your owners) fail to comply with any other provision of this Agreement or any System Standard and do not correct such failure within 30 days after written notice of such failure to comply is delivered to you;

(q)  you (or any of your owners) fail on 3 or more separate occasions within any period of 12 consecutive Accounting Periods or on 5 occasions during the Term to submit when due reports or other data, information or supporting records, to pay when due any amounts due to us or otherwise to comply with this Agreement, whether or not such failures to comply were corrected after written notice of such failure was delivered to you; or

(r)  you make an assignment for the benefit of creditors or admit in writing your insolvency or inability to pay your debts generally as they become due; you consent to the appointment of a receiver, trustee or liquidator of all or the substantial part of your property; the Restaurant is attached, seized, subjected to a writ or distress warrant or levied upon, unless such attachment, seizure, writ, warrant or levy is vacated within 30 days; or any order appointing a receiver, trustee or liquidator of you or the Restaurant is not vacated within 30 days following the entry of such order.

16.3.  After Notice. We may also terminate this Agreement after we notify you of our intention to do so because of the occurrence of any of the following events and your failure to cure it within 30 days of our notice:

(a)  you or a trained manager is not present at the Restaurant during all open hours;

(b)  failure to keep the Restaurant open during the required hours;

(c)  purchasing or leasing any product or service from an unapproved  supplier;

(d)  failure to participate in a Co-op;

(e)  failure to pay taxes and assessments;

(f)  failure to obtain and maintain required permits

(g)  if you are a Business Entity, failure to maintain active status in your state of organization;

(h)  failure to promptly pay any amounts due us or your suppliers;

(i)  failure to timely make required reports;

(j)  failure to maintain sufficient liquid funds to pay amounts to us via electronic transfer;

(k)  you violate any other provision of this Agreement;

(l)  failure to maintain any standards or procedures contained in the Operations Manual;

(m)  continued violation of any law, ordinance, rule or regulation of a governmental agency;

(n)  failure to obtain any approvals or consents required by this Agreement;

(o)  you violate the Lease;

(p)  the Lease terminates or expires;

(q)  you do not pay approved suppliers or vendors; or

(r)  you lose the right to possession of the Restaurant.

17.	RIGHTS AND OBLIGATIONS UPON TERMINATION.

17.1.  Payment of Amounts Owed To Us.  You agree to pay us within 15 days after the effective date of termination or expiration of this Agreement, or on such later date that the amounts due to us are determined, such Royalties, System Fund contributions, amounts owed for purchases from us, interest due on any of the foregoing and all other amounts owed to us which are then unpaid.

17.2.  Marks.  Upon the termination or expiration of this Agreement:

(a)  you may not directly or indirectly at any time or in any manner (except with respect to other EVOS® Restaurants you own and operate) identify yourself or any business as a current or former EVOS® Restaurant, or as one of our licensees or franchise owners, use any Mark, any colorable imitation of a Mark or other indicia of an EVOS® Restaurant in any manner or for any purpose or utilize for any purpose any trade name, trade or service mark or other commercial symbol that indicates or suggests a connection or association with us;

(b)  you agree to take such action as may be required to cancel all fictitious or assumed name or equivalent registrations relating to your use of any Mark;

(c)  if we do not have or do not exercise an option to purchase the Restaurant, you agree to deliver to us within 30 days after, as applicable, the effective date of expiration of this Agreement or the Notification Date all signs, sign-faces, sign-cabinets, marketing materials, forms and other materials containing any Mark or otherwise identifying or relating to an EVOS® Restaurant and allow us, without liability to you or third parties, to remove all such items from the Restaurant;

(d)  if we do not have or do not exercise an option to purchase the Restaurant, you agree that, after, as applicable, the effective date of expiration of this Agreement or the Notification Date, you will promptly and at your own expense make such alterations we specify to distinguish the Restaurant clearly from its former appearance and from other EVOS® Restaurants so as to prevent confusion by the public;

(e)  if we do not have or do not exercise an option to purchase the Restaurant, you agree that, after, as applicable, the effective date of expiration of this Agreement or the Notification Date, you will notify the telephone company and all telephone directory publishers of the termination or expiration of your right to use any telephone, telecopy or other numbers and any regular, classified or other telephone directory listings associated with any Mark, authorize         the transfer of such numbers and directory listings to us or at our direction and/or instruct the telephone company to forward all calls made to your telephone numbers to numbers we specify; and

(f)  you agree to furnish us, within 30 days after, as applicable, the effective date of expiration of this Agreement or the Notification Date, with evidence satisfactory to us of your compliance with the foregoing obligations.

17.3.  Confidential Information.  You agree that, upon termination or expiration of this Agreement, you will immediately cease to use any of our Confidential Information in any business or otherwise and return to us all copies of the Manual and any other confidential materials that we have loaned to you.

17.4.  Competitive Restrictions.  Upon our termination of this Agreement in accordance with its terms and conditions, or expiration of this Agreement (if we offer, but you elect not to acquire, a successor franchise),

(a)  you and your owners agree that, for a period of 2 years commencing on the effective date of termination or expiration or the date on which a person restricted by this section begins to comply with this section, whichever is later, neither you nor any of your owners will have any direct or indirect interest (e.g., through a spouse or child) as a disclosed or beneficial owner, investor, partner, director, officer, employee, consultant, representative or agent or in any other capacity in any Competitive Business operating:

(i)	at the Site;

(ii)	within 50 miles of the Site; or

(iii)
within 50 miles of any other EVOS® Restaurant in operation or under construction on the later of the effective date of the termination or expiration or the date on which a person restricted by this section complies with this section.

If any person restricted by this section refuses voluntarily to comply with the foregoing obligations, the 2-year period will commence with the entry of an order of an arbitrator, or court if necessary, enforcing this provision.  You and your owners expressly acknowledge that you possess skills and abilities of a general nature and have other opportunities for exploiting such skills.  Consequently, enforcement of the covenants made in this section will not deprive you of your personal goodwill or ability to earn a living.

17.5.  Our Right to Purchase.

(a)  ExerciseofOption.  We have the option, exercisable by giving written notice to you within 60 days from the date of such termination or Triggering Event, to purchase the Restaurant from you, including the leasehold rights to the Site.  Upon either:  (i) our termination of this Agreement in accordance with its terms and conditions or your termination of this Agreement without cause; or (ii) the occurrence of a “Triggering Event.”  (The date on which we notify you whether or not we are exercising our option is referred to in this Agreement as the “Notification Date”). We have the unrestricted right to assign this option to purchase the Restaurant.  We will be entitled to all customary warranties and representations in connection with our asset purchase, including, without limitation, representations and warranties as to ownership and condition of and title to assets; liens and encumbrances on assets; validity of contracts and agreements; and liabilities affecting the assets, contingent or otherwise.

(b)  LeaseholdRights.  You agree at our election:

(i)	to assign your leasehold interest in the Site to us; or

(ii)	to enter into a sublease for the remainder of the lease term on the same terms (including renewal options) as the prime lease.

(c)  Purchase Price.  The “purchase price” for the Restaurant will be its fair market value, determined in a manner consistent with reasonable depreciation of the Restaurant’s equipment, signs, inventory, materials and supplies, provided that the Restaurant will be valued as an independent business and its value will not include any value for:

(i)	the Franchise or any rights granted by this Agreement;

(ii)	the Marks; or

(iii)	participation in the network of EVOS® Restaurants.

When determining the purchase price, the Restaurant’s fair market value will include the goodwill you developed in the market of the Restaurant that exists independent of the goodwill of the Marks and the System.  The length of the remaining term of the lease for the Site will also be considered in determining the Restaurant’s fair market value.  We may exclude from the assets purchased cash or its equivalent and any equipment, signs, inventory, materials and supplies that are not reasonably necessary (in function or quality) to the Restaurant’s operation or that we have not approved as meeting standards for EVOS® Restaurant, and the purchase price will reflect such exclusions.

(d)  Appraisal.  If we and you are unable to agree on the Restaurant’s fair market value, its fair market value will be determined by 3 independent appraisers who collectively will conduct 1 appraisal.  We will appoint one appraiser, you will appoint one appraiser and the two party-appointed appraisers will appoint the third appraiser.  You and we agree to select our respective appraisers within 15 days after we notify you that we are exercising our option to purchase the Restaurant, and the two appraisers so chosen are obligated to appoint the third appraiser within 15 days after the date on which the last of the two party-appointed appraisers was appointed.  You and we will bear the cost of our own appraisers and share equally the fees and expenses of the third appraiser chosen by the two party-appointed appraisers.  The appraisers are obligated to complete their appraisal within 30 days after the third appraiser’s appointment.

The purchase price will be paid in 2 installments. The first installment consisting of $30,000 (the “First Installment”) will be paid within 15 days of our notifying you of our election to purchase your Business.  The second installment of the purchase price (the “Second Installment”) will equal the total purchase price agreed to among the parties or determined by the appraisal process described in this section less the First Installment. The Second Installment will be paid at a time of our choosing, not later than 90 days after determination of the purchase price.  We have the right to set off against the purchase price, and thereby reduce the purchase price by, any and all amounts you or your owners owe to us or any amounts of rent you owe the landlord of the Site, or supplies or your creditors that we pay on your behalf in order to obtain lawful possession of the Site, any of your assets or to cover amounts you owe suppliers we do business with.  You agree not to take any actions detrimental to the operations of your Restaurant prior to closing.  At the closing, which will occur at our option, on or within 15 days of our payment of the First Installment, you agree to deliver instruments transferring to us:

(i)
good and merchantable title to the assets purchased, free and clear of all liens and encumbrances (other than liens and security interests acceptable to us), with all sales and other transfer taxes paid by you; and

(ii)	all licenses and permits of the Restaurant which may be assigned or transferred; and

(iii)	the leasehold interest and improvements in the Site.

If you cannot deliver clear title to all of the purchased assets, or if there are other unresolved issues, the closing of the sale will be accomplished through an escrow.  You and your owners further agree to execute general releases, in form satisfactory to us, of any and all claims against us and our shareholders, officers, directors, employees, agents, successors and assigns.

17.6.  Continuing Obligations.  All of our and your (and your owners’ and affiliates’) obligations which expressly or by their nature survive the expiration or termination of this Agreement will continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied in full or by their nature expire.  Examples include indemnification, payment, de-identification and dispute resolution provisions.

17.7.  Buyout Option.

(a)  Triggering Event:  We, or our designee, may purchase all of the rights and interests you have under this Agreement, at our option, if we experience a Triggering Event.  A “Triggering Event” means the sale of all or substantially all of our assets to an unaffiliated third party, the sale or exchange of more than 50% of our total issued and outstanding equity securities to an unaffiliated third party, a merger or consolidation of us with or into an unaffiliated third party in which neither we nor our affiliates obtain or maintain a controlling voting interest, or the effectiveness of a registration statement for the initial public offering of our equity securities.

(b)  Purchase Price Form:  If we exercise our option pursuant to a Triggering Event other than an initial public offering, the purchase price will be paid to you in the same form or type of consideration, and upon the same terms, as we or our shareholders receive in the Triggering Event transaction.  If the Triggering Event is an initial public offering, at our option the purchase price will be paid to you either in cash or stock valued at the initial public offering price.

(c)  Purchase Price Amount: The purchase price will be determined in accordance with the appraisal procedures of Section 17.5.

(d)  Procedural Aspects: We must notify you of our intention to exercise our purchase option not later than 60 days following our entering into the definitive purchase and sale agreement or the underwriting agreement relating to the Triggering Event.  Unless the Triggering Event is not completed or closed, in which case our notice and election to exercise our purchase option will not be effective, the closing for such acquisition will take place at the completion or closing of the Triggering Event or, at our option, within 180 days thereafter.  You will have all of your rights and benefits, and all of your obligations, under this Agreement until we (or our designee) have consummated the acquisition pursuant to our purchase option.  The acquisition will be in the form of an assignment and relinquishment of your rights under this Agreement and we will not be obligated to assume any of your obligations or liabilities whatsoever other than those we, at our option, expressly agree, in writing, to assume.  If we do so, we will notify you at least 3 days prior to closing of such obligations we wish to assume.  Moreover, your rights must be transferred to us free and clear of all liens, pledges, security interests and encumbrances.  We will be entitled to all customary representations and warranties in that regard, in such form and content as we reasonably require.  You will cooperate with us in preparing for the sale of such rights, any transition in ownership, and to accurately calculate the purchase price.  You will not, however, be required to transfer any assets other than your contract rights in this Agreement, unless we elect, as provided in subsection (f) immediately following this subsection, to acquire as part of the transaction any or all of the franchises owned or controlled by you or your affiliates.

(e)  Option to Include Franchises: If we exercise our option pursuant to a Triggering Event to acquire your rights under this Agreement, we may also at the time we notify you of our election also elect to include as part of the acquisition any or all franchise(s) owned or controlled by you or your affiliates, including all of your or their rights and obligations under any related Franchise Agreement and property lease and including all assets used in connection with the operation of the EVOS® Restaurant covered by this Agreement.

18.	RELATIONSHIP OF THE PARTIES/INDEMNIFICATION.

18.1.  Independent Contractors.  You and we understand and agree that this Agreement does not create a fiduciary relationship between you and us, that we and you are and will be independent contractors and that nothing in this Agreement is intended to make either you or us a general or special agent, joint venturer, partner or employee of the other for any purpose. You agree to conspicuously identify yourself in all dealings with customers, suppliers, public officials, Restaurant personnel and others as the owner of the Restaurant under a franchise we have granted and to place such notices of independent ownership on such forms, business cards, stationery and advertising and other materials as we may require from time to time.

18.2.  No Liability for Acts of Other Party.  You agree not to employ any of the Marks in signing any contract or applying for any license or permit, or in a manner that may result in our liability for any of your indebtedness or obligations, and that you will not use the Marks in any way we have not expressly authorized.  Neither we nor you will make any express or implied agreements, warranties, guarantees or representations or incur any debt in the name or on behalf of the other, represent that our respective relationship is other than franchisor and franchisee or be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized in writing.  We will not be obligated for any damages to any person or property directly or indirectly arising out of the Restaurant’s operation or the business you conduct pursuant to this Agreement.

18.3.  Taxes.  We will have no liability for any sales, use, alcohol surcharge, service, occupation, excise, gross receipts, income, payroll, property or other taxes, whether levied upon you or the Restaurant, in connection with the business you conduct (except any taxes we are required by law to collect from you with respect to purchases from us).  Payment of all such taxes are your responsibility.

18.4.  Indemnification.  You agree to indemnify, defend and hold harmless us, our affiliates and our respective shareholders, directors, officers, employees, agents, successors and assignees (the “Indemnified Parties”) against and to reimburse any one or more of the Indemnified Parties for all claims, obligations and damages described in this section, any and all taxes described in this Agreement and any and all claims and liabilities directly or indirectly arising out of the Restaurant’s operation (even if our negligence is alleged) or your breach of this Agreement.  For purposes of this indemnification, “claims” includes all obligations, damages (actual, consequential or otherwise) and costs reasonably incurred in the defense of any claim against any of the Indemnified Parties, including, without limitation, reasonable accountants’, arbitrators’, attorneys’ and expert witness fees, costs of investigation and proof of facts, court costs, other expenses of litigation, arbitration or alternative dispute resolution and travel and living expenses. We have the right to defend any such claim against us. This indemnity will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement. Under no circumstances will we or any other Indemnified Party be required to seek recovery from any insurer or other third party, or otherwise to mitigate our, their or your losses and expenses, in order to maintain and recover fully a claim against you. You agree that a failure to pursue such recovery or mitigate a loss will in no way reduce or alter the amounts we or another Indemnified Party may recover from you. If, for any reason, you are not permitted by law to indemnify us for a particular claim, then you and we will each contribute our proportionate amount necessary to satisfy the claim. The contribution ratio will be based on the proportion of revenues you and we receive from the operation of your Restaurant; which you and we agree is approximately a 95:05 ratio from you to us. (So if a claim is for $100, you contribute $95 and we contribute $5.)

19.	ENFORCEMENT.

19.1.  Severability; Substitution of Valid Provisions.  Except as otherwise stated in this Agreement, each term of this Agreement, and any portion of any term, are severable.  The remainder of this Agreement will continue in full force and effect.  To the extent that any provision restricting your competitive activities is deemed unenforceable, you and we agree that such provisions will be enforced to the fullest extent permissible under governing law.  This Agreement will be deemed automatically modified to comply with such governing law if any applicable law requires:  (a) a greater prior notice of the termination of or refusal to renew this Agreement; or (b) the taking of some other action not described in this Agreement; or (c) if any EVOS® System Standard is invalid or unenforceable.  We may modify such invalid or unenforceable provision to the extent required to be valid and enforceable.  In such event, you will be bound by the modified provisions.

19.2.  Waivers.  We will not be deemed to have waived our right to demand exact compliance with any of the Terms, even if at any time:  (a) we do not exercise a right or power available to us under this Agreement; or (b) we do not insist on your strict compliance with the terms of this Agreement; or (c) if there develops a custom or practice which is at variance with the terms of this Agreement; or (d) if we accept payments which are otherwise due to us under this Agreement.  Similarly, our waiver of any particular breach or series of breaches under this Agreement or of any similar term in any other agreement between you and us or between us and any other franchise owner, will not affect our rights with respect to any later breach by you or anyone else.

19.3.  Limitation of Liability.  Neither of the parties will be liable for loss or damage or deemed to be in breach of this Agreement if failure to perform obligations results from:

(a)  compliance with any law, ruling, order, regulation, requirement or instruction of any federal, state or municipal government or any department or agency thereof;

(b)  acts of God, war, terror or similar like;

(c)  acts or omissions of a similar event or cause.

However, such delays or events do not excuse payments of amounts owed at any time.

19.4.  Approval and Consents.  Whenever this Agreement requires our advance approval, agreement or consent, you agree to make a timely written request for it.  Our approval or consent will not be valid unless it is in writing.  Except where expressly stated otherwise in this Agreement, we have the absolute right to refuse any request by you or to withhold our approval of any action or omission by you.  If we provide to you any waiver, approval, consent, or suggestion, or if we neglect or delay our response or deny any request for any of those, we will not be deemed to have made any warranties or guarantees which you may rely on, and will not assume any liability or obligation to you.

19.5.  Waiver of Punitive Damages. EXCEPT FOR YOUR OBLIGATIONS TO INDEMNIFY US AND CLAIMS FOR UNAUTHORIZED USE OF THE MARKS OR CONFIDENTIAL INFORMATION, YOU AND WE EACH WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY RIGHT TO, OR CLAIM FOR, ANY PUNITIVE OR EXEMPLARY DAMAGES AGAINST THE OTHER. YOU AND WE ALSO AGREE THAT, IN THE EVENT OF A DISPUTE BETWEEN YOU AND US, THE PARTY MAKING A CLAIM WILL BE LIMITED TO EQUITABLE RELIEF AND RECOVERY OF ANY ACTUAL DAMAGES IT SUSTAINS.

19.6.  Limitations of Claims. ANY AND ALL CLAIMS ARISING OUT OF THIS AGREEMENT OR THE RELATIONSHIP AMONG YOU AND US MUST BE MADE BY WRITTEN NOTICE TO THE OTHER PARTY WITHIN 1 YEAR FROM THE OCCURRENCE OF THE FACTS GIVING RISE TO SUCH CLAIM (REGARDLESS OF WHEN IT BECOMES KNOWN); EXCEPT FOR CLAIMS ARISING FROM: (A) UNDER-REPORTING OF GROSS SALES; (B) UNDER-PAYMENT OF AMOUNTS OWED TO US OR OUR AFFILIATES; (C) CLAIMS FOR INDEMNIFICATION; AND/OR (D) UNAUTHORIZED USE OF THE MARKS.  HOWEVER, THIS PROVISION DOES NOT LIMIT THE RIGHT TO TERMINATE THIS AGREEMENT IN ANY WAY.

19.7.  Governing Law.  EXCEPT TO THE EXTENT THIS AGREEMENT OR ANY PARTICULAR DISPUTE IS GOVERNED BY THE U.S. TRADEMARK ACT OF 1946 (LANHAM ACT, 15 U.S.C. §1051 AND THE SECTIONS FOLLOWING IT) OR OTHER FEDERAL LAW, THIS AGREEMENT AND THE FRANCHISE ARE GOVERNED BY THE LAW OF THE STATE IN WHICH OUR PRINCIPAL BUSINESS OFFICE IS LOCATED, EXCLUDING ANY LAW REGULATING THE SALE OF FRANCHISES OR GOVERNING THE RELATIONSHIP BETWEEN A FRANCHISOR AND FRANCHISE OWNER, UNLESS THE JURISDICTIONAL REQUIREMENTS OF SUCH LAWS ARE MET INDEPENDENTLY WITHOUT REFERENCE TO THIS SECTION.  ALL MATTERS RELATING TO ARBITRATION ARE GOVERNED BY

THE FEDERAL ARBITRATION ACT.  References to any law or regulation also refer to any successor laws or regulations and any implementing regulations for any statute, as in effect at the relevant time.  References to a governmental agency also refer to any successor regulatory body that succeeds to the function of such agency.

19.8.  Jurisdiction.  YOU AND WE CONSENT AND IRREVOCABLY SUBMIT TO THE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN HILLSBOROUGH COUNTY, FLORIDA, AND WAIVE ANY OBJECTION TO THE JURISDICTION AND VENUE OF SUCH COURTS.  THE EXCLUSIVE CHOICE OF JURISDICTION DOES NOT PRECLUDE THE BRINGING OF ANY ACTION BY THE PARTIES OR THE ENFORCEMENT BY THE PARTIES IN ANY JUDGMENT OBTAINED IN ANY SUCH JURISDICTION, IN ANY OTHER APPROPRIATE JURISDICTION OR THE RIGHT OF THE PARTIES TO CONFIRM OR ENFORCE ANY ARBITRATION AWARD IN ANY APPROPRIATE JURISDICTION.

19.9.  Waiver of Jury Trial.  YOU AND WE EACH IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER YOU OR US.

19.10.  Cumulative Remedies.  The rights and remedies provided in this Agreement are cumulative and neither you nor we will be prohibited from exercising any other right or remedy provided under this Agreement or permitted by law or equity.

19.11.  Costs and Attorneys Fees.  If a claim for amounts owed by you to us or any of our affiliates is asserted in any legal or arbitration proceeding or if either you or we are required to enforce this Agreement in a judicial or arbitration proceeding, the party prevailing in such proceeding will be entitled to reimbursement of its costs and expenses, including reasonable accounting and attorneys fees. Attorneys fees will include, without limitation, reasonable legal fees charged by attorneys, paralegal fees, and costs and disbursements, whether incurred prior to, or in preparation for, or contemplation of, the filing of written demand or claim, action, hearing, or proceeding to enforce the obligations of the parties under this Agreement.

19.12.  Binding Effect.  This Agreement is binding on and will inure to the benefit of our successors and assigns.  Except as otherwise provided in this Agreement, this Agreement will also be binding on your  successors and assigns, and your heirs, executors and administrators.

19.13.  Entire Agreement.  This Agreement, including the introduction, addenda and exhibits to it, constitutes the entire agreement between you and us.  There are no other oral or written understandings or agreements between you and us concerning the subject matter of this Agreement.  Except as expressly provided otherwise in this Agreement, this Agreement may be modified only by written agreement signed by both you and us.

19.14.  No Liability to Others; No Other Beneficiaries.  We will not, because of this Agreement or by virtue of any approvals, advice or services provided to you, be liable to any person or legal entity who is not a party to this Agreement.  Except as specifically described in this Agreement, no other party has any rights because of this Agreement.

19.15.  Construction.  The headings of the sections are for convenience only.  If two or more persons are at any time franchise owners hereunder, whether or not as partners or joint venturers, their obligations and liabilities to us are joint and several.  This Agreement may be signed in multiple copies, each of which will be an original.  “A or B” means “A” or “B” or both.

19.16.  Certain Definitions.  The term “family member” refers to parents, spouses, offspring and siblings, and the parents and siblings of spouses.  The term “affiliate” means any Business Entity directly or indirectly owned or controlled by a person, under common control with a person or controlled by a person.  The terms “franchisee, franchise owner, you and your” are applicable to one or more persons, a Business Entity, as the case may be.  The singular use of any pronoun also includes the plural and the masculine and neuter usages include the other and the feminine.  The term “person” includes individuals or Business Entities.  The term “section” refers to a section or subsection of this Agreement. The word “control” means the power to direct or cause the direction of management and policies.  The word “owner” means any person holding a direct or indirect, legal or beneficial ownership interest or voting rights in another person (or a transferee of this Agreement or an interest in you), including any person who has a direct or indirect interest in you or this Agreement and any person who has any other legal or equitable interest, or the power to vest in himself any legal or equitable interest, in the revenue, profits, rights or assets.

19.17.  Timing is of the Essence.  It will be a material breach of this Agreement to fail to perform any obligation within the time required or permitted by this Agreement.  In computing time periods from one date to a later date, the words “from” and “commencing on” (and the like) mean “from and including”; and the words “to,” “until” and “ending on” (and the like) mean “to but excluding.”  Indications of time of day mean Jacksonville, Florida time.

20.	DISPUTE RESOLUTION.

20.1.  Mediation.  During the Term, certain disputes may arise between you and us that may be resolvable through mediation.  To facilitate such resolution, you and we agree that each party must, before commencing any arbitration proceeding, submit the dispute for non-binding arbitration at a mutually agreeable location (if you and we cannot agree on a location, the mediation will be conducted at our headquarters) to 1 mediator, appointed under the American Arbitration Association’s Commercial Mediation Rules.  The mediator will conduct a mediation in accordance with such rules.  You and we agree that any statements made by either you or us in any such mediation proceeding will not be admissible in any subsequent arbitration or other legal proceeding.  Each party will bear its own costs and expenses of conducting the mediation and share equally the costs of any third parties who are required to participate.  Nevertheless, both you and we have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction.  However, the parties must immediately and contemporaneously submit the dispute for non-binding mediation.  If any dispute between the parties cannot be resolved through mediation within 60 days following the appointment of a mediator, the parties must submit the dispute to arbitration subject to the following terms and conditions.

20.2.  Agreement to Arbitrate.  Except for claims (as defined below) related to or based on the marks (which at our sole option may be submitted to any court of competent jurisdiction) and except as otherwise expressly provided by section 20.4 of this Agreement, any litigation, claim, dispute, suit, action, controversy, proceeding or otherwise (“Dispute”) between or involving you and us (and/or involving you and/or any claim against or involving any of our or our affiliates’ shareholders, directors, partners, officers, employees, agents, attorneys, accountants, affiliates, guarantors or otherwise), which are not resolved within 45 days of notice from either you or we to the other, will be submitted to arbitration to the office of the American Arbitration Association closest to our then existing principal business address.  The arbitration will be conducted by the American Arbitration Association pursuant to its commercial arbitration rules.  All matters relating to arbitration will be governed by the federal arbitration act (9 U.S.C. §§1 etseq.) And not by any state arbitration law.  The parties to any arbitration will execute an appropriate confidentiality agreement, excepting only such disclosures and filings as are required by law.  Sections 19.5 – 19.8 and 19.10 - 19.11 of this Agreement are incorporated as rules that the arbitrators must follow in making its determination.

20.3.  Place and Procedure.  The arbitration proceedings will be conducted at our headquarters in Tampa, Florida.  Any dispute and any arbitration will be conducted and resolved on an individual basis only and not a class-wide, multiple plaintiff or similar basis.  Any such arbitration proceeding will not be consolidated with any other arbitration proceeding involving any other person, except for disputes involving affiliates of the parties to such arbitration.  The parties agree that, in connection with any such arbitration proceeding, each must submit or file any claim which would constitute a compulsory counterclaim (as defined by rule 13 of the federal rules of civil procedure) within the same proceeding as the dispute to which it relates.  Any such dispute which is not submitted or filed in such proceeding will be barred.

20.4.  Awards and Decisions.  The proceedings will be heard by 1 arbitrator.  The arbitrator will have the right to award any relief which he deems proper in the circumstances, including, for example, money damages (with interest on unpaid amounts from their due date(s)), specific performance, temporary and/or permanent injunctive relief, and reimbursement of attorneys’ fees and related costs to the prevailing party.  The arbitrator will not have the authority to award exemplary or punitive damages except as otherwise permitted by this Agreement, nor the right to declare any mark generic or otherwise invalid.  You and we agree to be bound by the provisions of any limitations or the time on which claims must be brought under applicable law or under this Agreement, whichever expires earlier.  The award and decision of the arbitrator will be conclusive and binding and judgment on the award may be entered in any court of competent jurisdiction.  The parties acknowledge and agree that any arbitration award may be enforced against either or both of them in a court of competent jurisdiction and each waives any right to contest the validity or enforceability of such award.  Without limiting the foregoing, the parties will be entitled in any such arbitration proceeding to the entry of an order by a court of competent jurisdiction pursuant to an opinion of the arbitrator for specific performance of any of the requirements of this Agreement.  Judgment upon an arbitration award may be entered in any court having jurisdiction and will be binding, final and non-appealable.

20.5.  Specific Performance.  Nothing in this Agreement will prevent either you or we from obtaining temporary restraining orders and temporary or preliminary injunctive relief in a court of competent jurisdiction.  However, you and we must contemporaneously submit the dispute for arbitration on the merits.

20.6.  Third Parties.  The arbitration provisions of this Agreement are intended to benefit and bind certain third party non-signatories, and all of yours and our principal owners and affiliates.

20.7.  Survival.  This provision continues in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement for any reason.

21.	NOTICES AND PAYMENTS.

All notices and reports permitted or required under this Agreement or by the Manuals must be in writing and will be deemed delivered:

(a)  at the time delivered by hand;

(b)  1 business day after transmission by facsimile, telecopy, e-mail, or other electronic system;

(c)  2 business days after being placed in the hands of a commercial airborne courier service for next business day delivery; or

(d)  3 business days after placement in the United States mail by registered or certified mail, return receipt requested, postage prepaid.

Delivery by facsimile, e-mailed and electronic means constitutes a writing.  All such notices must be addressed to the parties as follows:

If to Us:             EVOS USA, INC.
609 South Howard Avenue
Tampa, Florida 33606
Attention:  Michael Jeffers

If to You:           HEALTHY FAST FOOD, INC.
1075 American Pacific - Suite C
Henderson, NV  89074
Attention:  Mr. Terry Cartwright

Either you or we may change the address for delivery of all notices and reports and any such notice will be effective within 10 business days of any change in address.  Any required payment or report not actually received by us during regular business hours on the date due (or postmarked by postal authorities at least 2 days prior to such date, or in which the receipt from the commercial courier service is not dated prior to 2 days prior to such date) will be deemed delinquent.

Intending to be bound, you and we sign and deliver this Agreement in 2 counterparts on the Agreement Date.

"US"	"YOU"

EVOS USA, INC.	HEALTHY FAST FOOD, INC.

By:	By: /s/ Gregory R. Janson
Name:	Name: Gregory R. Janson
Title:	Title: President
Date:	Date: 12/14/05

EXHIBIT “A”
TO THE
EVOS USA, INC.
FRANCHISE AGREEMENT
DATED DECEMBER 14th, 2005
WITH

HEALTHY FAST FOOD, INC.
(Name of Franchise Owner)

GLOSSARY

This Glossary is intended as a general guideline to assist you in reading the Franchise Agreement.  You must review the Franchise Agreement to get an exact definition of a term.

Term	Definition
Account Section 5.3
The Restaurant’s bank operating account from which you may be required to authorize us to initiate debit entries or credit correction entries to for payments of Royalties and other amounts due under this Agreement, including any applicable interest charges.

Accounting Period Section 5.2
That period we designate in the Manual (currently a 7-day accounting period for Royalty and Marketing Calculations that runs from Monday through Sunday and a 4, 4, 5-week accounting period for financial statement purposes).

Accounting System Section 12.1	The format, reporting system and accounting system that we require from time to time.
Affiliate Section 19.16	Any Business Entity directly or indirectly owned or controlled by a person, under common control with a person controlled by a person.
Agreement Introductory Paragraph	The Franchise Agreement between EVOS USA, INC. and you.
Agreement Date Introductory Paragraph	Date of this Agreement.
Annualized Compensation Section 9.3
The aggregate compensation (including wages/salary, bonus and other employers’ costs of all taxes and benefits) payable to an employee (i) during the 12-month period immediately preceding the date of such employee’s employment with us, our affiliate or our franchise owners (if employed during an entire 12-month period); or (ii) during the period of such employee’s employment with us prorated on the basis of a 365 day year.

Anti-Terrorism Section 1.3
Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other present and future federal, state and local laws, ordinances, regulations, policies, lists and any other requirements of any governmental authority addressing or in any way relating to terrorist acts and acts of war.

Art Section 4.2
The paintings, pictures, photographs, murals, drawings, sculptures and other forms of art we designate, commission, loan or lease, or require you to commission, borrow, lease or possess for display at your Site.

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Term	Definition
Assignment Notice Section 3.3(c)(iii)	The written notice from us in the event of your default of the lease or the Franchise Agreement that the lease will be assigned to us.
Business Entity Section 1.5	A business organization like a corporation, limited liability company or partnership.
Capital Modifications Section 10.3	Additional capital that you may be obligated to invest in the Restaurant because of System Standards modifications that we may make from time to time.
Claims Section 18.4
All obligations, damages (actual, consequential or otherwise) and costs reasonably incurred in the defense of any claim against any of the Indemnified Parties, including, without limitation, reasonable accountants’, arbitrators’, attorneys’ and expert witness fees, costs of investigation and proof of facts, court costs, other expenses of litigation, arbitration or alternative dispute resolution and travel and living expenses.

Competitive Business Section 9.2
Any business or facility owning, operating or managing, or granting franchises or licenses to others to do so, any restaurant or food service facility (other than an EVOS® Restaurant operated under a franchise agreement with us) that offers casual dining, catering, delivery service, kiosk-type or take-out of smoothies, shakes, healthier fare or organic or natural type sandwiches, wraps, burgers, salads, vegetable burgers, turkey burgers, soy burgers and other soy-based foods, lower fat French fries, lower carb foods, specialty ketchup, or any type of deli or fast foods and beverages which are then offered by EVOS® Restaurants.

Computer System Section 10.6	The computer equipment and operating software that we periodically specify and that you must use in developing and operating the Restaurant.

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Term	Definition
Confidential Information Section 8.1
Certain confidential information that we have developed relating to the development and operation of EVOS® Restaurants, which includes (a) the System and the know-how related to its use; (b) plans, specifications, size and physical characteristics of EVOS® Restaurants; (c) Site selection criteria, land use and zoning techniques and criteria; (d) methods in obtaining licensing and meeting regulatory requirements; (e) sources and design of equipment, furniture, forms, materials and supplies; (f) marketing, advertising and promotional programs for EVOS® Restaurants; (g) staffing and delivery methods and techniques for personal services; (h) the selection, testing and training of personnel for EVOS® Restaurants; (i) the recruitment, qualification and investigation methods to secure employment for employment candidates; (i) any computer software we make available or recommend for EVOS® Restaurants; (j) methods, techniques, formats, specifications, procedures, information and systems related to and knowledge of and experience in the development, operation and franchising of EVOS® Restaurants; (k) knowledge of specifications for and suppliers of certain products, materials, supplies, furniture, furnishings and equipment; (l) recipes, formulas, preparation methods and serving techniques; and (m) knowledge of operating results and financial performance of EVOS® Restaurants other than those operated by you (or your affiliates); (o) e-commerce related data.

Construction Section 4.1(c)	Construction of all required improvements to the Site.
Construction Plans Section 4.1
Those preliminary layouts, construction plans, space plans and specifications which you are obligated, at your expense, have an architect prepare to suit the shape and dimensions of the Site in connection with its construction.

Control Section 19.16	The power to direct or cause the direction of management and policies.
Co-Op Section 11.6	An association of EVOS® Restaurant owners that may be established in the geographic area in which your Restaurant is located.
Copyrights Section 7.1
All information capable of being rendered into tangible form created by you or others in connection with or used in connection with the System or your Restaurant, including, for example, Art, written materials, electronic data, Software, Manuals, menus, brochures, music, live performances, photography, the content compilation of website’s graphics and the like.

Delivery Area Section 10.12	The area, if any, indicated in Exhibit C in which you are permitted or required to provide Delivery Services if we permit or require you to do so.
Delivery Services Section 10.12	Those delivery, catering or Other Services that we designate or approve.
Designs Section 4.1	Those sets of design plans for the Restaurant which we or our affiliates provide to you.

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Term	Definition
Disability Section 14.5
A mental or physical disability, impairment or condition that is reasonably expected to prevent or actually does prevent you or an owner of a controlling interest in you from managing and operating the Restaurant.

Dispute Section 20.2
Any litigation, claim, dispute, suit, action, controversy, proceeding or otherwise between or involving you and us (and/or involving you and/or any claim against or involving any of our or our affiliates’ shareholders, directors, partners, officers, employees, agents, attorneys, accountants, affiliates, guarantors or otherwise).

Drive Through Service Section 10.12	Curbside or a drive through lane service we designate or approve.
e-commerce Section 11.7
Internet, Intranet, World Wide Web, wireless technology, digital cable, use of e-names, e-mail, home pages, bulletin boards, chatrooms, linking, framing, on-line purchasing cooperatives, marketplaces, barter exchanges, and related technologies, methods, techniques, registrations, networking, and any electronic communication, commerce, computations, or any means of interactive electronic documents contained in a network of computers or similar devices linked by communications software or hardware.

e-names Section 11.7	URLs, domain names, website addresses, metatags, links, key words, e-mail addresses and any other means of electronic identification or origin.
EVOS® Restaurants Section 1.1	A restaurant specializing in serving healthier fast food in a fast-casual environment, operating under the Marks and our System.
Family Member Section 19.16	Parents, spouses, offspring and siblings, and the parents and siblings of spouses.
First Installment Section 17.5	The first portion of the purchase price which is paid at Closing.
Franchise Owner Introduction	You; one or more persons, a Business Entity, as the case may be.
Franchise Section 2.1	The franchise we grant to you to operate an EVOS® Restaurant
Franchisee Section 19.16	You; one or more persons, a Business Entity, as the case may be: Franchise Owner

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Term	Definition
Gross Sales Section 5.4
The total actual gross charges for all products (food and non-food) and services sold to customers of the Restaurant for cash or credit, whether these sales are made at or from the Restaurant premises, or any other location.  However, any amounts that you collect and transmit to state or local authorities as sales, use or other similar taxes are excluded from the definition of Gross Sales.

Improvements Section 8.2	Ideas, concepts, methods, techniques or improvements relating to your Restaurant that you or your personnel may develop in the course of the operation of your Restaurant.
Indemnified Parties Section 18.4
Us, our affiliates and our respective shareholders, directors, officers, employees, agents, successors and assignees that you must agree to indemnify, defend and hold harmless against and to reimburse any one or more of for all claims, obligations and damages and any and all taxes and any and all claims and liabilities directly or indirectly arising out of the Restaurant’s operation (even if our negligence is alleged) or your breach of this Agreement.

Lease Section 3.3(b)	The lease for your Site.
Lease Assignment Section 3.3(a)	Our then-current form of Lease Assignment of Lease Agreement that you and any lessor must sign before entering into a lease for the Site.
Manuals Section 10.1
Our Manuals consisting of such materials (including, as applicable, audiotapes, videotapes, magnetic media, computer software and written materials) that we generally furnish to franchise owners from time to time for use in operating an EVOS® Restaurant

Marks Section 1.1
Certain trademarks, trade names, service marks, and other commercial symbols used in the operation of the Restaurants including the trade and service mark, “EVOS® (typed drawing),”“EVOS™” (word mark), and associated logos, Art, copyrighted works, designs, artwork and trade dress, trademarks, service marks, commercial symbols and e-names that we create, commission, use, promote and license or may create, commission, use and license.

MIS System Section 11.7	The reporting and accounting systems we specify that you must utilize to report gross sales and other business information to us including internet and intranet networks we establish.
Notification Date Section 17.5(a)	The date on which we notify you whether or not we are exercising our option upon termination of this Agreement to purchase the Restaurant from you, including the leasehold rights to the Site.
Opening Date Section 2.2	The date your Restaurant opens for business.
Operating Assets Section 4.3	All fixtures, furnishings, equipment (signs, including cash registers, telecopiers and computer hardware and software) used in connection with your Restaurant.
Other Services Section 10.4	New or additional products or services through your Business, like catering, Delivery Service, Drive-Thru service and any other products and services we may designate from time to time.

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Term	Definition
Owner Section 19.16
Any person holding a direct or indirect, legal or beneficial ownership interest or voting rights in another person (or a transferee of this Agreement or an interest in you), including any person who has a direct or indirect interest in you or this Agreement and any person who has any other legal or equitable interest, or the power to vest in himself any legal or equitable interest, in the revenue, profits, rights or assets.

Payment Day Section 5.2	3rd business day following the end of the Accounting Period when Royalty payments must be made.
Person Section 19.16	Any individual or Business Entity.
Preferred Vendor Agreements Section 4.5	The agreements we may require you to enter into with Preferred Vendors in order to participate in the Preferred Vendor Programs.
Preferred Vendors Section 4.5	Those approved suppliers which we designate for participation in Approved Vendor Programs.
Preferred Vendor Programs Section 4.5	Those programs and terms which we or our affiliates develop in connection with our, our affiliates’ or our franchise owners’ receipt of benefits or certain negotiated terms from approved suppliers.
Program Rules Section 4.5	The rules we designate for Preferred Vendor Programs.
Proprietary Materials Section 10.8
All articles that you must purchase from manufacturers or us or our approved suppliers that are used in operating the Restaurant and bearing any of the Marks or which utilize any of our proprietary recipes, or food service preparation methods, including certain foods, ingredients, condiments, paper goods, employee clothing (such as shirts, hats and aprons) and menus.

Report Day Section 5.2	3rd day of each Accounting Period when you must report your Gross Sales to us for the preceding Accounting Period.
Response Notice Section 15.2
Written notice given to you not more than 90 days after you give us notice of your election to acquire a successor franchise of our decision: (1) to grant you a successor franchise; (2) to grant you a successor franchise on the condition that deficiencies of the Restaurant, or in your operation of the Restaurant, are corrected; or (3) not to grant you a successor franchise based on our determination that you and your owners have not substantially complied with this Agreement during its term.

Restaurant Materials Section 4.3	All supplies, materials, food and beverage products and magazines, reading materials and the like for use in connection with your Restaurant.
Restaurant Section 1.1	The EVOS® Restaurants that you operate under this Agreement.
Royalty Section 5.2	A royalty in the amount of 5.5% of your Gross Sales for each Accounting Period.

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Term	Definition
Second Installment Section 17.5	The second portion of the purchase price less the First Installment which is paid after Closing.
Section Section 19.16	A section or subsection of this Agreement.
Site Section 2.1	Location that we have approved for your Restaurant.
System Section 1.1
The distinctive business formats, employee selection and training programs, methods, procedures, designs, layouts, signs, equipment, menus, use of certain soy-based products, recipes, trade dress, standards and specifications and the Marks under which the Restaurants operate, all of which we (or our affiliates) may improve, further develop or otherwise modify from time to time.

System Contributions Section 11.1	Contributions not to exceed 2% of your Gross Sales per to the System Fund.
System Fund Section 11.1
A fund used to develop advertising, marketing and public relations programs and materials that we deem necessary or appropriate for the goodwill and public image of EVOS® Restaurants on a system-wide basis.

System Standards Section 10.1
The mandatory and suggested specifications, standards, operating procedures and rules that we prescribe from time to time for the operation of EVOS® Restaurants and information relating to your other obligations under this Agreement and related agreements.

Term Section 2.2	Begins on the Agreement Date and expires 10 years after the Opening Date.
Trade Area Section 2.3	The Site and the area designated in Exhibit C as the Trade Area.
Transfer Section 14.2	Your (or your owners’) voluntary, involuntary, direct or indirect assignment, sale, gift or other disposition of any interest in: (1) this Agreement; (2) you; or (3) the Restaurant.

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